UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

SCHEDULE 14A INFORMATION

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FelCor Lodging Trust Incorporated

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545 E. JOHN CARPENTER FREEWAY, SUITE 1300 IRVING, TX 75062 PH: 972-444-4900 F: 972-444-4949 WWW.FELCOR.COM NYSE: FCH
JONATHAN H. YELLEN
EXECUTIVE VICE PRESIDENT
GENERAL COUNSEL AND SECRETARY

NOTICE OF ANNUAL MEETING
PROXY STATEMENT

April 15, 2013
You are cordially invited to attend our Annual Meeting of Stockholders at 10:00 a.m., Dallas, Texas local time, on May 21, 2013. The meeting will be held in our corporate offices, located at 545 E. John Carpenter Freeway, Suite 1300, Irving, Texas.
The following proxy statement tells you about the matters to be addressed, and the procedures for voting, at the meeting.
Your vote is very important. Even if you have only a few shares, we want your shares to be represented. If your shares are held in a brokerage account, your broker may not have discretion to vote on your behalf with respect to non-routine matters, such as electing directors and “say-on-pay.” Consequently, you must provide specific voting instructions to your broker in order to vote. Please vote promptly in order to be certain your shares are represented at the meeting.
My colleagues and I look forward to seeing you at the meeting.

Very truly yours,

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY
MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 21, 2013
This proxy statement and our Annual Report for the fiscal year ended December 31, 2012 are both available at www.felcor.com under the “Annual Meeting Materials” link.

545 E. JOHN CARPENTER FREEWAY, SUITE 1300 IRVING, TX 75062 PH: 972-444-4900 F: 972-444-4949 WWW.FELCOR.COM NYSE: FCH
JONATHAN H. YELLEN
EXECUTIVE VICE PRESIDENT
GENERAL COUNSEL AND SECRETARY

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

April 15, 2013

Notice is hereby given that the Annual Meeting of Stockholders of FelCor Lodging Trust Incorporated will be held on Tuesday, May 21, 2013 at 10:00 a.m., Dallas, Texas local time, at our headquarters, 545 E. John Carpenter Freeway, Suite 1300, Irving, Texas.
The following matters are to be presented for action by our stockholders at that time:
1.    Election of three Class I directors, each for a three-year term;
2.     Advisory vote on our 2012 executive compensation;
3.    Ratification of PricewaterhouseCoopers LLP, or PwC, as our independent registered public accounting firm for 2013; and
4.    Conducting any other business that may be properly raised at the meeting.

All common stockholders of record on March 25, 2013 may vote at the meeting on the foregoing matters. A copy of our Annual Report is enclosed.

This notice and the accompanying proxy statement, as well as our Annual Report, were first mailed to our stockholders on or about April 15, 2013.

Proxy Statement
FelCor Lodging Trust Incorporated
Annual Meeting of Stockholders
May 21, 2013

GENERAL INFORMATION
This proxy statement is furnished in connection with the solicitation of proxies by our Board of Directors, which proxies will be voted at the annual meeting of our stockholders being held on May 21, 2013, and at any adjournment of the meeting. We are first mailing the proxy statement and proxy card to our stockholders on or about April 15, 2013.
PROPOSAL 1 – ELECTION OF DIRECTORS
The Role of our Board of Directors. Our Board of Directors, or the Board, oversees the management of FelCor Lodging Trust Incorporated, or the Company, on your behalf. The Board reviews our long-term strategic plans and exercises direct decision-making authority on key issues, such as the declaration of dividends, the selection of the Chief Executive Officer, setting the scope of his authority to manage our day-to-day operations and the evaluation of his performance.
Structure of the Board. Our Articles of Incorporation, or our Charter, and bylaws provide for three classes of directors who serve staggered three-year terms expiring at the annual meeting three years following their election to a full term. Our Board of Directors currently consists of eleven members including the four Class I directors whose terms expire at the annual meeting. Upon the expiration of the term of one of four Class I directors, the size of the Board will be reduced to ten members. The Corporate Governance and Nominating Committee has recommended, and the Board has nominated, Christopher J. Hartung, Charles A. Ledsinger and Robert H. Lutz for re-election by our common stockholders as Class I directors. If elected, each of the nominees would serve until our 2016 annual meeting.
Director Independence. The Board determines the independence of our directors based on information known by the Board concerning each director and information supplied by each director to the Board. Other than Thomas J. Corcoran, Jr. and Mr. Smith, none of our current directors has a material relationship with us (directly or as a partner, stockholder or officer of an organization that has a relationship with us), and each of them is independent as contemplated by the New York Stock Exchange’s director independence standards. (Mr. Smith is our President and Chief Executive Officer, and Mr. Corcoran is our founder, former President and Chief Executive Officer and current Chairman of our Board.) Except for Mark D. Rozells, none of our independent directors had any transactions, relationships or arrangements that were required to be considered by the Board in determining director independence. Mr. Rozells is Executive Vice President and Chief Financial Officer of Fairmont Raffles Hotels International, or FRHI. FRHI’s affiliate manages one hotel (the Fairmont Copley Plaza) for us in exchange for certain fees. The Corporate Governance and Nominating Committee reviewed the nature and extent of our relationship with FRHI, including the fees paid to FRHI in 2012 (which were significantly less than the New York Stock Exchange’s threshold for determining director independence (2% of FRHI’s gross revenue)) and the relative significance of that hotel to our overall portfolio and strategy, as well as whether Mr. Rozells had a personal interest in, or derived any personal benefit, from our relationship with FRHI (he has none and derives none). The committee concluded that Mr. Rozells’s independence is not adversely affected by his position and that he continues to satisfy the independence standards applicable to our independent directors. Assuming our three nominees are re-elected, all of our directors, other than Messrs. Corcoran and Smith, will also be “Independent Directors” as defined in our Charter and as contemplated by the New York Stock Exchange.

2012 Board Meetings. The Board met six times during 2012 and took three actions by unanimous written consent. During 2012, each director attended at least 75% of the meetings of the Board and its committees on which he or she served. The Board has not adopted a formal policy with regard to director attendance at the annual meetings of stockholders because fewer than 10 non-management stockholders usually attend our annual meetings in person. Messrs. Corcoran and Smith were the only directors to attend our 2012 annual meeting.

Nominees for Election as Continuing Class I Directors (if elected, terms expiring in 2016)

Christopher J. Hartung Age 43
Mr. Hartung has served as a director of FelCor since November 2010. He currently serves as a director at Lazard Asset Management, or Lazard. Prior to the sale of Grubb & Ellis Alesco Advisors, or Grubb & Ellis, to Lazard, he served as Senior Advisor to Grubb & Ellis. He most recently served as Managing Director, Real Estate Investment Banking of Wells Fargo Securities/Eastdil Secured, a real estate investment banking firm, from 2004 to 2010, where he provided investment banking services to public and private real estate companies. Mr. Hartung has also served as Managing Director, Real Estate Equity Research at WR Hambrecht & Co. from 2002 to 2004; Chief Strategy Officer at iBuilding, Inc. from 2001 to 2002; Managing Director and Group Head, Real Estate Equity Research at Banc of America Securities from 1996 to 2000; and has also served in various capacities at J.P. Morgan & Co. from 1990 to 1996. None of these companies is affiliated with FelCor. Mr. Hartung is currently or has been a member of various professional organizations in the real estate industry, including the Urban Land Institute, Lambda Alpha International, International Council of Shopping Centers and the National Association of Real Estate Investment Trusts. Mr. Hartung has previously served on the Advisory Board for the Fisher Center for Real Estate at the Haas School of Business at the University of California at Berkeley. Mr. Hartung graduated from Cornell University.

Charles A. Ledsinger, Jr. Age 63
Mr. Ledsinger has served as a director of FelCor since November 1997. He currently serves as the Chairman and Managing Director of SunBridge Capital Management, L.L.C. From September 2006 to May 2009, Mr. Ledsinger served as Vice Chairman of Choice Hotels International, Inc., or Choice, the parent company of Choice Hotels International, where Mr. Ledsinger served as President and Chief Executive Officer from August 1998 to his retirement in 2009. Choice globally franchises more than 6,000 predominantly midscale hotels and is not affiliated with FelCor. Prior to August 1998, Mr. Ledsinger served as Senior Vice President and Chief Financial Officer of St. Joe Corporation from May 1997 until his election as President and Chief Operating Officer of that company in company in February 1998. Prior to 1998, Mr. Ledsinger served in management positions at several lodging and gaming companies. For more than three years prior to that, Mr. Ledsinger served as Senior Vice President and Chief Financial Officer of The Promus Companies Incorporated, the former parent of Harrah’s Entertainment, Inc. He is currently a director of Darden Restaurants, Inc. and formerly served as a director of Choice until 2009 and TBC Corporation until 2005. Mr. Ledsinger also serves as chairman of the boards of directors of two privately-held companies: Realty Investment Company, Inc., an operating and investment company, and Sunburst Hospitality Corporation, a hotel and real estate operator. None of these companies is affiliated with FelCor. Mr. Ledsinger also currently serves as a director of various community and educational institutions, and is the Rector (Chairman) of the Board of Trustees at the University of Richmond. Mr. Ledsinger is a graduate of the University of Virginia and holds a Masters of Business Administration from the University of Memphis.

Robert H. Lutz, Jr. Age 63
Mr. Lutz has served as a director of FelCor since our merger in July 1998 with Bristol Hotel Company, where he formerly had served as a director. Mr. Lutz is currently FelCor’s Lead Independent Director and has served in that capacity since May 2010. Since March 2012, Mr. Lutz has served as Chairman of the Board of Directors, President and Chief Executive Officer of Wound Management Technologies, Inc., a leading innovation in advanced wound care solutions. Mr. Lutz is also the President of Lutz Investments LP, which is not affiliated with FelCor, through which he holds and manages a variety of investments. From 1994 until 2000, Mr. Lutz served as the Chairman and Chief Executive Officer, and a member of the executive committee, of Amresco, Inc., a financial services company. From 1991 to 1994, Mr. Lutz served as President and Chief Operating Officer of Balcor/Allegiance Realty Group, a subsidiary of the American Express Company engaged in real estate ownership and management. None of these companies is affiliated with FelCor. Mr. Lutz is a graduate of Furman University and holds a Masters of Business Administration from Georgia State University.

A nominee for election as director will be elected if he or she receives a majority of the votes actually cast, with no regard given to abstentions or broker non-votes (i.e., election of a director requires more votes cast “for” than “against”) at a meeting where a quorum is present.

Class I Director (term expiring in 2013)

Melinda J. Bush Age 72
Ms. Bush serves as a Class I Director and will complete such service when her current term expires in May 2013. Ms. Bush has served as a director of FelCor since May 2000. Since March 2002, Ms. Bush has served as the Chairman and Chief Executive Officer of HRW Holdings/Hospitality Resources Worldwide, LLC, a company that provides investment, market development and advisory services to the lodging and travel industry and is not affiliated with FelCor. From September 1996 until March 2002, she served as the Executive Vice President, Editorial and Publishing Director of Premier Hotels & Resorts, a division of Advanstar Communications. Prior to September 1996, Ms. Bush served as the Executive Vice President of Reed Elsevier’s Reed Travel Group/Hotel & Travel Index, which was engaged in hotel industry marketing and publishing activities on a global basis. Ms. Bush is a former director and trustee of the American Hotel Foundation and currently serves as a trustee of the Foundation’s Investment Committee. None of these companies is affiliated with FelCor. She has an honorary doctorate degree from Johnson & Wales University, is a member of the Cornell Society of Hoteliers and carries the CHA (Certified Hotel Administrator) designation awarded by the industry to hotel operators and general managers. She was also previously named Woman of the Year in Travel by the Travel Industry of America and is the recipient of several other awards for her achievements in the industry. Ms. Bush graduated from the University of Colorado and studied at Harvard University’s School of International Business in Switzerland.

Continuing Class II Directors (terms expiring in 2014)

Thomas J. Corcoran, Jr. Age 64
Mr. Corcoran is the Chairman of the Board of FelCor. He served as the President and Chief Executive Officer of FelCor from its formation in 1994 until February 2006, when he became the Chairman of the Board. From 1991 to 1994, Mr. Corcoran served as the President and Chief Executive Officer of the general partner of the partnerships that were merged into FelCor at its formation. From October 1990 to December 1991, he served as the Chairman, President and Chief Executive Officer of Fiesta Foods, Inc., a manufacturer of tortilla chips and taco shells. From 1979 to 1990, Mr. Corcoran held various positions with ShowBiz Pizza Time, Inc. (now CEC Entertainment, Inc.), an operator and franchisor of family entertainment center/pizza restaurants, and with Integra -
A Hotel and Restaurant Company (formerly Brock Hotel Corporation). He served as the President and Chief Executive Officer of Integra from 1986 to 1990. Mr. Corcoran has served as a director of Sammons Enterprises, Inc., a diversified portfolio investment company, since December 2010 (he currently chairs that board), and formerly served as the Chairman of the American Hospitality & Lodging Association. Mr. Corcoran graduated from Washburn University and received a law degree from the Washburn University School of Law.

Robert F. Cotter Age 61
Mr. Cotter was elected as a director of FelCor in July 2006. Mr. Cotter founded Cotter and Cotter Inc., a hospitality consultancy in 2010. He was, from March 2007 until his retirement in 2008, President and a director of Kerzner International Holdings Limited, or Kerzner, a developer and operator of luxury hotels and resorts. Prior to joining Kerzner, Mr. Cotter served as President and Chief Operating Officer for Starwood from 2003 through his retirement from Starwood in December 2005. Neither Kerzner nor Starwood are affiliated with FelCor, although Starwood manages five of FelCor’s hotels and co-owns one of FelCor’s hotels. He spent most of his 35-year career with Starwood and its predecessors and was named Chief Operating Officer in 2000, after serving as President, International Operations, and President and Chief Operating Officer, Europe. Mr. Cotter is also a member of the Board of Trustees of Boston College, from which he graduated.

Thomas C. Hendrick Age 66
Mr. Hendrick has served as a director of FelCor since February 2007. He is currently President and Chief Executive Officer of TCH Partners, Inc., a developer of luxury, mixed-use commercial real estate projects in the U.S., Mexico and Latin America. Mr. Hendrick formerly served as President of Sagewood Partners, LLC, a developer of high-end, mixed-use real estate projects, from December 2007 through July 2009, and the Executive Vice President of Acquisitions and Development for the Kor Group, or Kor, a privately held investment, development and management firm, from November 2006 to November 2007, where he oversaw hotel and resort acquisitions, development opportunities and third-party management agreements on a worldwide basis. Prior to his work with Kor, Mr. Hendrick served in senior development positions for Mandarin Oriental Hotel Group from 2002 to 2006, Rosewood Hotels & Resorts from 1998 to 2002, and prior to that, Regent International Hotels as Vice President of Development, Mariner Hotels (currently Remington Hotels) as Executive Vice President of Development, and Wyndham Hotels & Resorts as Regional Vice President of Development. None of these companies is affiliated with FelCor. Mr. Hendrick graduated from Southeast Missouri State University and holds a Masters of Business Administration from the University of North Florida.

Mark D. Rozells Age 51
Mr. Rozells has served as a director of FelCor since March 2008. Since November 2010, Mr. Rozells has served as Executive Vice President and Chief Financial Officer of FRHI. FRHI is not affiliated with FelCor, although as noted above, an affiliate of FRHI does manage one of our hotels. He is, and has been since October 2006, the founder and President of Inversiones Latinoamericanas S.A., a private real estate investment and development company. From September 2005 to October 2006, Mr. Rozells served as Managing Director of Procinea Management LLC, a privately-held start-up investment firm focused on developing investment and financing strategies for non-traditional assets, including motion picture, television and electronic game content. From June 2003 to July 2005, Mr. Rozells served as President and Chief Executive Officer of DMX Music, Inc., a leading provider of music and in-store entertainment services via cable, satellite and the internet. In February 2005, DMX Music, Inc. filed for protection under Chapter 11 of the U.S. Bankruptcy Code. From April 2000 to June 2003, Mr. Rozells served as Executive Vice President and Chief Financial Officer of Liberty Digital, Inc., a publicly-held new media and music content production and distribution company that was majority-owned by Liberty Media Corporation. Mr. Rozells also previously served in management with Starwood, The Walt Disney Company, Imperial Corporation of America and Allied Signal, Inc. None of these companies is affiliated with FelCor. Mr. Rozells graduated from Yale College and is a Chartered Financial Analyst.

Continuing Class III Directors (terms expiring in 2015)

Glenn A. Carlin Age 52
Mr. Carlin began serving as a director of FelCor upon his election in May 2009. In October 2009, Mr. Carlin became Senior Managing Director and Group Head of CBRE Capital Advisors, Inc., the investment banking and advisory affiliate of CBRE Group, Inc., a global real estate services company. From 1992 to 2009, Mr. Carlin was employed by J.P. Morgan Securities Inc. and its predecessors, serving in a variety of capacities, most recently as a Managing Director and Head of Lodging & Gaming - Real Estate Investment Banking. Mr. Carlin previously worked at HVS Financial Services, Morgan Stanley Realty Incorporated and Arthur Andersen & Co. Mr. Carlin is a director of Twin River Worldwide Holdings, Inc., which indirectly owns and operates the Twin River Casino in Lincoln, Rhode Island. None of these companies is affiliated with FelCor. Mr. Carlin holds a Bachelors of Science in Economics from the Wharton School at the University of Pennsylvania and obtained a Masters of Business Administration from Columbia Business School.

Robert A. Mathewson Age 49
Mr. Mathewson has served as a director of FelCor since May 2002. Since 1992, Mr. Mathewson has been the President of RGC, Inc., a privately-owned real estate investment company that invests primarily in hotels and other commercial real estate. RGC, Inc. and its affiliates have been significant investors in FelCor and its predecessors since 1993. In addition, from 1999 to 2000, Mr. Mathewson served as the Vice President of Business Development for Televoke Inc., an internet application service provider focusing on web, wireless and telephony integration. Mr. Mathewson serves as a director of Grill Concepts, Inc. and formerly served as a director of International Gaming Technology until 2011. None of these companies is affiliated with FelCor. Mr. Mathewson is a graduate of the University of California at Berkeley and holds a law degree from the University of California Hastings College of Law and a Masters of Business Administration from the Haas School of Business at the University of California at Berkeley.

Richard A. Smith Age 50
Mr. Smith became President, Chief Executive Officer and a director of FelCor in February 2006. Mr. Smith joined FelCor in November 2004 as its Executive Vice President and Chief Financial Officer and served as such until his promotion in February 2006. Mr. Smith previously served as Executive Vice President and Chief Financial Officer of Wyndham International, Inc. from April 2003 to November 2004. Mr. Smith served in management positions with Starwood Hotels & Resorts Worldwide, Inc., or Starwood, and Atlantic Richfield Company, and as an accountant with Coopers & Lybrand LLP. None of these companies is affiliated with FelCor. Mr. Smith currently serves on the National Corporate Development Committee of Autism Speaks. Mr. Smith is a graduate of the University of Tennessee.

Board Committees

The Board appoints committees to help carry out its duties. In particular, committees work on key issues in greater detail than would be practicable at a full Board meeting. Each committee reviews the results of its deliberations with the full Board.
The Board’s standing committees currently consist of the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee. Current copies of the charters for each of these committees, as well as our Corporate Governance Guidelines and Code of Business Conduct and Ethics, may be found on the Investor Relations page of our website at www.felcor.com and are also available in print to any stockholder who requests them by writing to our corporate Secretary at the address listed under “Questions.” A more detailed description of each of these committees is set forth below.

The Audit Committee oversees audits, accounting, financial reporting and internal control matters. The committee appoints, compensates, evaluates and terminates the independent registered public accounting firm that audits our financial statements. The committee consults with our independent registered public accounting firm and reviews their audit and other work. The committee also consults with our Chief Financial Officer, General Counsel and Chief Accounting Officer and reviews our internal controls and compliance with corporate policies.
The Audit Committee held five meetings in 2012.
During 2012, the committee met prior to issuing each earnings release to review the information to be reported and to examine any issues relating to the report of earnings. The committee also reviewed each Quarterly Report on Form 10-Q and the Annual Report on Form 10-K before filing. The directors currently serving on the Audit Committee are Messrs. Carlin (Chairman), Hartung, Hendrick, Mathewson and Rozells, each of whom is independent in accordance with the listing standards of the NYSE. The Board has reviewed the education, experience and other qualifications of each member of the Audit Committee. After review, the Board has determined that Messrs. Carlin, Hartung and Rozells meet the U.S. Securities and Exchange Commission’s, or SEC’s, definition of an “audit committee financial expert” and are independent as contemplated by the applicable rules of the SEC. Effective immediately following the annual meeting Mr. Hendrick will no longer serve on the Audit Committee.
Currently, none of the members of our Audit Committee serve on the audit committees of three or more public companies.
The Compensation Committee reviews and approves the compensation to be paid to our senior executive officers and advises the Board on the adoption of, and administers, employee benefit and compensation plans. The Compensation Committee currently consists of Ms. Bush and Messrs. Ledsinger (Chairman), Cotter and Carlin. Each member is independent in accordance with the listing standards of the NYSE. Effective immediately following the annual meeting, Mr. Hendrick will commence serving on the Compensation Committee.
The Compensation Committee held five meetings during 2012.
Scope of Authority
In accordance with its charter, the Compensation Committee:

•
reviews and approves, on an annual basis, the corporate goals and objectives relevant to the compensation of all employees of the Company and other individual performance objectives specifically relevant to the Chief Executive Officer;

•	reviews and approves, on an annual basis, the base salaries of the Chief Executive Officer and other executive officers;

•	determines and approves, in consultation with the Chief Executive Officer, the performance-based compensation of the other executive officers of the Company;

•	evaluates the Chief Executive Officer’s performance in light of his objectives and accordingly determines his performance-based compensation;

•	reviews the compensation program for the Chairman of the Board:

•	reviews, approves, and administers all incentive-compensation plans, deferred compensation plans, and equity-based incentive plans; establishes guidelines, rules and interpretations for such plans; approves and ratifies awards, and amendments thereto, made under any such plans, and reviews and monitors awards under such plans;

•	reviews the Compensation Discussion and Analysis as required by the SEC for inclusion in our annual proxy statement together with the committee’s report;

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reviews, annually, director compensation levels and practices and, if determined to be appropriate, approves changes in such compensation levels and practices, taking into account the considerations set forth in our Corporate Governance Guidelines;

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reviews and approves guidelines or agreements with respect to severance, change-in-control or other termination payments to be made to executive officers, other officers and key employees and exceptions to those guidelines or agreements with respect to executive officers; and

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reviews, on an annual basis, the Company’s compensation policies and practices to confirm that they do not, in any way, create risks that are reasonably likely to have a material adverse effect on the Company.

For a further description of the committee’s role, processes and procedures in determining the amount and form of executive and director compensation, see “Compensation Discussion and Analysis” and “Director Compensation.”
Committee Composition
Each member of the committee has been determined by the Board to be “independent” under the rules of the NYSE. Additionally, each director who serves on the Compensation Committee must be (1) a “non-employee director” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and (2) an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee currently consists of Ms. Bush and Messrs. Ledsinger, Cotter and Carlin. No member of the committee is or has ever been one of our officers or employees. No interlocking relationship exists between our executive officers, or the members of the committee, the board of directors and/or the compensation committee of any other company.

The Corporate Governance and Nominating Committee recommends to the Board candidates for election as directors, develops and recommends our Corporate Governance Guidelines (including criteria for membership on the Board and its committees to the Board), reviews the succession plan for our Chief Executive Officer in executive session on an annual basis, and considers other corporate governance issues. This committee currently consists of Messrs. Lutz (Chairman), Ledsinger, Mathewson and Rozells, each of whom is independent in accordance with the listing standards of the NYSE.

The Corporate Governance and Nominating Committee held three meetings in 2012.

Director Nomination Process

Identifying Candidates. The committee maintains flexibility when identifying any potential directors in order to give full weight to the circumstance and desired experience. The committee has the ability, if it deems it necessary or appropriate, to retain the services of an independent search firm to identify new director candidates. The committee considers any potential candidate proposed by a member of our Board or senior management.

Typically, at least two members of the committee, as well as the Chairman of the Board and our Chief Executive Officer, personally interview any non-incumbent candidate proposed, and the assessments of his or her qualifications are provided to the full committee to assist with its deliberations.

Factors Considered. In determining candidates to recommend for election, the Corporate Governance and Nominating Committee reviews a potential candidate’s experience, expertise and other factors relative to the Board’s composition. For incumbent directors, the committee also considers whether continued service is appropriate in light of changes in his or her circumstances, as well as his or her performance as a director. While the committee includes diversity of viewpoints, background and experience as relevant criteria in nominating directors, we have no formal diversity policy. The Corporate Governance Guidelines direct the committee to take into account the following criteria, in addition to any other criteria it may consider appropriate:

•	personal qualities and characteristics, accomplishments and reputation in the business community;

•	current knowledge and contacts in the hotel industry or other industries relevant to our business;

•	ability and willingness to commit adequate time to Board and committee business; and

•	fit of the candidate’s skills and personality with those of other directors and potential directors in building an effective, collegial and responsive Board.

The committee is also required to recommend for nomination as directors individuals that assure a majority of the Board’s members are independent as required by the NYSE listing standards and the SEC’s rules.

Candidates Recommended by Stockholders. Our policies and procedures regarding stockholder recommended director candidates are contained in the committee’s charter. The committee may consider stockholder recommendations for candidates to serve on the Board. The committee will consider any candidate for director recommended by any beneficial owner, or group of beneficial owners, that has owned more than 5% of our outstanding common stock for at least one year. The committee will consider the candidate based on the same criteria established for selection of director nominees, generally. The committee reserves the right to reject any candidate that has a special interest agenda other than the best interests of FelCor and our stockholders, generally. The committee did not receive any proposals for director candidates for this annual meeting. Stockholders desiring to nominate persons for director must follow the following procedures:

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submit, in writing, the following information about the candidate: name, mailing address, telephone number, email address, resume, business history, listing of other past and present directorships and director committees, hotel industry experience and any other relevant information; to the Corporate Governance and Nominating Committee, c/o FelCor Lodging Trust Incorporated, 545 E. John Carpenter Freeway, Suite 1300, Irving, Texas 75062-3933, Attention: Secretary;

•
explain in the submission why the stockholder believes the candidate would be an appropriate member of our Board and the benefits and attributes that the candidate will provide to us in serving as a director;

•	provide evidence of the requisite stock ownership along with the recommendation; and

•	indicate whether we may identify the stockholder in any public disclosures that we make regarding the consideration of the director candidate.

For a candidate to be considered for nomination at the 2014 annual meeting, the submission must be received by us no earlier than January 21, 2014 and no later than February 20, 2014.

Other Committees. The Board has also established two other committees: an Executive Committee and a Finance Committee.

The Executive Committee was established to exercise authority on behalf of the Board. In practice, the Executive Committee generally meets when it is impractical to call a meeting of the full Board. In addition, the Executive Committee is often asked by the Board to undertake a preliminary investigation of any issue or question. The Executive Committee currently consists of Messrs. Corcoran (Chairman), Cotter, Hendrick, Lutz and Smith. The Executive Committee did not meet in 2012.

The Finance Committee was established in 2009 to exercise authority on behalf of the Board on finance matters and financial transactions, in particular where the matter at hand may require more frequent meetings and consultation than practical for the full Board. The Finance Committee currently consists of Messrs. Smith (Chairman), Carlin, Ledsinger and Rozells. In 2012, the Finance Committee held two meetings and consented to seven actions in writing.

Corporate Governance

Board Performance

Each of our Board and the Audit, Compensation and Corporate Governance and Nominating Committees conducts an annual survey of its members regarding performance. The results of those surveys are then reviewed with a view to improving efficiency and effectiveness. In addition, the full Board reviews annually the qualifications and effectiveness of the Audit Committee and qualifications of its members.

Director Qualifications for Service

As noted above, the Corporate Governance and Nominating Committee considers a variety of factors when a candidate is being considered to fill a vacancy on the Board or when nomination of an incumbent director for re-election is under consideration. The committee and the Board strive to balance a diverse mix of experience, perspective, skill and background with the practical requirement that the Board operate collegially, with the common purpose of overseeing FelCor’s business on behalf of its stockholders. All of our directors are seasoned business executives with decades of relevant experience, and each of them approaches the business of the Board and their responsibilities with great seriousness of purpose. The following table describes, with respect to each director, his or her particular experience, qualifications, attributes and skills that qualify him or her to serve as a director:

Melinda J. Bush
Qualifications: lodging industry expertise and relationships; marketing and brand expertise; knowledge of markets, properties and current developments; extended Board service; independent.

Ms. Bush has had a storied career within the lodging industry. She has extensive industry contacts and relationships and particular expertise in sales, marketing, trends and lodging brands. That expertise is invaluable to the Board and management as they consider various strategic and operating matters. Ms. Bush brings a unique perspective to the Board and to her work on the Compensation Committee (on which she has served for many years), characterized by her deep understanding of the hospitality industry, her relationships with industry groups, and her long-standing service with FelCor.

Glenn A. Carlin
Qualifications: financial and capital markets expertise; lodging and real estate industries – general and transactional knowledge; Audit Committee financial expert; independent.

Mr. Carlin is a seasoned investment banker, with a particular focus on real estate finance and the lodging and gaming industries. He brings an insider’s perspective to the Board’s discussions concerning our balance sheet strategy and capital market activities, including equity and debt financings, liquidity, investor relations and other capitalization matters, which perspective has proven invaluable as we improve our balance sheet. His financial background is particularly valuable in respect of his service on our Finance Committee and as the chairman of our Audit Committee.

Thomas J. Corcoran, Jr.
Qualifications: FelCor’s founder and former President and Chief Executive Officer; extensive lodging industry leadership experience and relationships; general management experience; in-depth knowledge of FelCor, its properties and historical strategic, transactional and tactical decision-making.
In addition to his hotel industry and general management and corporate leadership experience, Mr. Corcoran has exceptional in-depth knowledge of FelCor’s history, assets and strategic relationships. He brings a sophisticated understanding of hotel operations, hotel brands and management, and hotel transactions, as well as general management. As the Chairman of our Board, Mr. Corcoran brings these attributes to bear in the administration of the Board’s governance, oversight and management responsibilities.

Robert F. Cotter
Qualifications: long-time lodging industry executive with extensive operating and leadership experience; detailed understanding of hotel brand strategies and management practices; substantial experience managing and compensating executives and managing for performance; independent.

Mr. Cotter’s lengthy career in the lodging industry – from postings at individual properties to serving as a senior executive at Starwood Hotels & Resorts and at Kerzner International - is the basis for refined strategic insights about our portfolio, the various hotel brands and management companies and opportunities for growth. Mr. Cotter also has substantial experience managing and driving individual and team performance, which is particularly relevant to his work on our Compensation Committee.

Christopher J. Hartung
Qualifications: financial and capital markets expertise; extensive experience evaluating real estate-related businesses, investment performance, industry trends and other information bearing on the merits of investing in real estate and real estate companies such as FelCor; independent.
Mr. Hartung is a seasoned financial analyst with broad knowledge of capital markets, investor sentiment and objectives, institutional investors and the dynamics and challenges inherent in real estate investing. He brings sophisticated insights to bear in assessing strategic and tactical options at the Board level, which has enhanced our decision-making process. Moreover, his consultative mindset has enhanced the overall collegiality of our Board.

Thomas H. Hendrick
Qualifications: extensive hotel transactions, development and financing experience; independent.

Mr. Hendrick brings lodging and real estate development expertise, as well as many years of experience analyzing markets and opportunities in the lodging industry, to his work on the Board and, in particular, provides seasoned and timely insight as the Board considers strategic transactions and re-development opportunities.

Charles A. Ledsinger, Jr.
Qualifications: extensive financial and executive leadership experience at lodging and real estate development companies; public company financial reporting and management experience; lengthy service as a FelCor director; service on every standing FelCor committee; sophisticated knowledge of governance, financial reporting, risk management, investor relations, compensation and other public company issues; service on other public company boards of directors provides additional perspective on governance, compensation and other best practices; independent.

Mr. Ledsinger has had a long career as an executive with financial and general management responsibilities with lodging and real estate companies. As one of our longest-serving directors, Mr. Ledsinger has served on all of our standing committees, having chaired both the Audit and Compensation Committees; his own experiences managing businesses, including one of the largest hotel brand franchisors, provide the Board with a uniquely practical strategic perspective. He brings highly sophisticated public company financial and strategic management experience that informs his contributions; he also has a consultative and inclusive leadership style that encourages the collegial dynamics that enhance the Board’s effectiveness.

Robert H. Lutz, Jr.
Qualifications: extensive management and executive leadership experience; real estate capital markets and investment experience; long-serving FelCor director; independent.

Mr. Lutz has enjoyed a lengthy career as an executive in the real estate industry and as an investor through several economic cycles. He brings substantial leadership, management and real estate experience to the Board, and his long-standing service as a FelCor director, including currently serving as our Lead Independent Director, as well as his prior service on various for-profit and non-profit boards, provides an invaluable perspective on matters of corporate governance and executive compensation, as well as commercial real estate transactions and financing.

Robert A. Mathewson
Qualifications: real estate and general investment and transactional experience; long-serving FelCor director; other public company directorship experience; independent.

Mr. Mathewson has substantial experience as a real estate investor, which is particularly valuable in assessing the merits of the various transactions considered by the Board. Mr. Mathewson’s service as a director at FelCor and other companies provides insight and perspective to his work on the Audit and Corporate Governance and Nominating Committees.

Mark D. Rozells
Qualifications: chartered financial analyst; extensive financial and executive management experience, including public company financial reporting; Audit Committee financial expert; public company leadership experience; independent.

Mr. Rozells is currently Executive Vice President and Chief Financial Officer of FRHI and has held executive positions with financial, strategic and general management responsibilities at several leading public companies, including The Walt Disney Company and Starwood Hotels & Resorts. Mr. Rozells is also a chartered financial analyst, and his financial and transactional expertise has proven particularly relevant to his work on the Audit Committee and the Finance Committee.

Richard A. Smith
Qualifications: extensive financial and general management experience, particularly in the lodging industry; substantial public company leadership experience; wide range of lodging industry and financial institution relationships; currently FelCor’s President and Chief Executive Officer.

In addition to his financial and general management experience, as well as his record of leadership, Mr. Smith provides the Board with a unique window into the current thinking of, and efforts undertaken by, FelCor’s management team. Mr. Smith also provides the Board and FelCor with a clearly articulated strategic vision for FelCor and first-hand insights into FelCor’s day-to-day challenges and opportunities.

Executive Sessions

Our Board regularly meets in executive session, in the absence of members of management who are not directors, to discuss issues related to management performance and other matters. In addition, the independent directors, led by our Lead Independent Director, meet regularly without Messrs. Corcoran and Smith present, in connection with each regular Board meeting.

Communications with Directors

Our Corporate Governance Guidelines provide that our stockholders and other interested parties may communicate their concerns about us and our business and affairs to the Board, the Chairman of our Board, or if the Chairman of our Board is a member of management, to the non-management directors, as a group, c/o our Lead Independent Director. These communications should be sent in the form of written correspondence by mail addressed to the Board of Directors c/o FelCor Lodging Trust Incorporated, 545 E. John Carpenter Freeway, Suite 1300, Irving, Texas 75062-3933, Attention: Secretary. The communication should indicate whether it is intended for the entire Board, the Chairman of our Board or the Lead Independent Director, as applicable, or the non-management directors, as a group. The Secretary will forward all such correspondence to the Chairman of our Board or the Lead Independent Director, as applicable, who will determine what action, if any, will be taken concerning the correspondence and its contents. If the number of letters received through the foregoing process becomes excessive, the Board may consider approving a process for review, organization and screening of the correspondence by the Secretary or other appropriate person.

Code of Business Conduct and Ethics
We have adopted a Code of Business Conduct and Ethics that is applicable to our directors, officers and employees. A copy of this Code, as amended, is available from our website at www.felcor.com. We will also post on our website any waivers of the provisions of the Code made with respect to any of our directors or executive officers.
Board Leadership Structure
We have historically separated the offices of Chief Executive Officer and Chairman of the Board as a means of separating management of FelCor from the Board’s oversight of management. Our current Chairman, Mr. Corcoran, co-founded FelCor and was our President and Chief Executive Officer from 1994 until 2006. He has a unique historical and current perspective regarding FelCor and the lodging industry. In addition to the foregoing, in 2010, the Board established the position of Lead Independent Director, when Mr. Lutz was elected to that position by our independent directors. Absent such election, the Chairman of the Corporate Governance and Nominating Committee serves as the Lead Independent Director. The Lead Independent Director presides over meetings of the independent members of the Board and provides independent leadership and guidance. We believe, at this time, that this structure provides optimal oversight of the Company’s management and affairs.

Risk Oversight
The Board oversees an enterprise-wide approach to risk management, intended to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance stockholder value. The Board is actively involved in establishing and refining our business strategy, including assessing management’s appetite for risk and determining the appropriate level of risk for FelCor, overall. The Board, various FelCor executives and other officers previously engaged in a formal enterprise risk management assessment, which involved a review and analysis of risk throughout the business. The assessment was facilitated by Towers Watson, an independent consulting firm. Towers Watson thereafter submitted a report to the Board containing various findings that were subsequently considered by the Board and management and, where appropriate, integrated with our internal processes. FelCor may conduct additional assessments in the future as circumstances warrant.
While the Board of Directors has ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk management. In particular, the Audit Committee focuses on financial risk, including internal controls, and from time to time discusses and evaluates matters of risk, risk assessment and risk management with our management team. The Compensation Committee is responsible for overseeing the management of risk associated with FelCor’s compensation policies and arrangements. Finally, the Corporate Governance and Nominating Committee ensures that the internal rules and processes by which FelCor is governed are consistent with prevailing best governance practices and applicable laws and regulations. Our Code of Business Conduct and Ethics, Corporate Governance Guidelines, Committee Charters and other governance documents are reviewed by the appropriate committees annually to confirm continued compliance, ensure that the totality of our risk management processes and procedures is appropriately comprehensive and effective and that those processes and procedures reflect established best practices.

PROPOSAL 2 – ADVISORY VOTE ON OUR 2012 EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers, or NEOs, as disclosed in this proxy statement in accordance with the SEC’s rules. We are submitting this matter to our stockholders pursuant to Section 14A of the Exchange Act.

As described in “Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, motivate, and retain our NEOs, who are critical to our success. Under these programs, our NEOs are rewarded for achieving superior long-term stockholder returns, the achievement of pre-established levels of financial, operational and individual objectives.

We ask our stockholders each year to indicate their support for our NEO compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our NEOs’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices for 2012 described in this proxy statement. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2013 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the related narrative discussion.”

This resolution will be considered adopted, on an advisory basis, if a majority of votes are cast in favor of it at a meeting at which a quorum is present, with no regard given to abstentions or broker non-votes.

The Board and our Compensation Committee value the opinions of our stockholders and will evaluate what actions, if any, are necessary or appropriate to address concerns indicated by this vote; however, the say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee, the Board or our executives.

The Board recommends a vote “FOR” the approval of the compensation of our named executive officers, as disclosed in this proxy statement.

PROPOSAL 3 - RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PwC served as our independent registered public accounting firm during 2012 and has been selected to serve in that capacity for 2013, unless the Audit Committee subsequently determines that a change is desirable. The Audit Committee has the ultimate responsibility for the selection of our independent registered public accounting firm; therefore, the selection is being submitted for ratification at the 2013 annual meeting, solely with a view toward soliciting our stockholders’ opinion. This opinion will be taken into consideration by the Audit Committee in its future deliberations.

A representative of PwC is expected to be at our 2013 annual meeting to respond to appropriate questions and to make a statement if desired.

Vote Necessary to Ratify the Selection

The selection of PwC as our independent registered public accounting firm for 2013 will be ratified if this proposal receives a majority of votes cast (assuming a quorum is present). Under the applicable rules, a broker has the authority to vote “FOR” this proposal in the absence of contrary instructions from the beneficial owner.

Audit Fees

We paid PwC $472,000 and $469,400 for 2012 and 2011, respectively, for the integrated audit of our consolidated financial statements and internal control over financial reporting, and reviews of the quarterly financial statements included in our Quarterly Reports on Form 10-Q. We paid PwC $55,700 and $74,864 for services related to other regulatory filings in 2012 and 2011, respectively.

Audit-Related Fees

We did not pay any such fees to PwC in 2012 or 2011.

Tax Fees

We did not pay any tax-related fees to PwC in either 2012 or 2011.

All Other Fees

We did not pay any other fees to PwC in either 2012 or 2011.

Auditor Independence

In determining PwC’s independence, the Audit Committee considered whether the provision of the non-audit services is compatible with maintaining such independence.

Audit Committee’s Policy Regarding Pre-approval of Non-Audit Services

In 2002, the Audit Committee adopted a policy of pre-approving the nature and estimated amount of any significant audit or non-audit services to be provided to our Company by its independent registered public accounting firm, taking into consideration the impact that the rendition of such services could have on their independence.

The Board recommends a vote “FOR” ratification of PwC’s appointment as our independent registered public accounting firm for 2013.

STOCK OWNERSHIP

Principal Stockholders

The following table shows how much of our common stock was beneficially owned on April 2, 2013, by each person known to us to beneficially own more than 5% of our common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class (a)

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	15,021,791	(b)	12.1%

Zhengxu He Institute of Math, AMSS, CAS Zhongguancun, Haidian District Beijing 100080, PRC	9,114,195	(c)	7.3%

Black Rock Inc. 40 East 52nd Street New York, NY 10022	8,149,393	(d)	6.6%

Vanguard Specialized Funds 100 Vanguard Blvd. Malvern, PA 19355	7,812,348	(e)	6.3%

__________________

(a)	Based upon 124,121,786 shares outstanding as of April 2, 2013.

(b)
Based upon Amendment No. 8 to its Schedule 13G filed on February 12, 2013. The Vanguard Group, Inc., an investment advisor, reported that it had sole voting power with respect to 358,201 shares and shared voting power with respect to 93,360 shares, and sole dispositive power with respect to 14,729,501 shares and shared dispositive power with respect to 292,290 shares.

(c)	Based upon Amendment No. 2 to its Schedule 13G filed on January 22, 2013. Zhengxu He reported that he had shared voting and dispositive power with respect to these shares.

(d)	Based upon Amendment No. 2 to its Schedule 13G filed on February 6, 2013. Black Rock Inc. reported that it had sole voting and dispositive power with respect to these shares.

(e)	Based upon Amendment No. 3 to its Schedule 13G filed on February 14, 2013. Vanguard Specialized Funds reported that it had sole voting power with respect to these shares.

Security Ownership of Management

The following table shows how much of our common stock, Series A Preferred Stock and Series C Preferred Stock was beneficially owned on April 2, 2013 by the executive officers named in the “Summary Compensation Table,” each nominee and current director, and all current directors and executive officers, as a group. Unless otherwise indicated, each person owns directly the number of shares shown after his or her name in the table below and has sole voting and investment power with respect to such shares. None of the shares owned by such persons are subject to any pledge. The address of each of the persons listed below is c/o FelCor Lodging Trust Incorporated, 545 E. John Carpenter Freeway, Suite 1300, Irving, TX 75062-3933.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock		Percent of Class(a)	Amount and Nature of Beneficial Ownership of Series A Preferred Stock	Percent of Class(a)	Amount and Nature of Beneficial Ownership of Series C Preferred Stock(b)	Percent of Class(a)
Melinda J. Bush	30,200	(c)	*	—	*	—	*
Glenn A. Carlin	60,000		*	—	*	—	*
Thomas J. Corcoran, Jr.	645,808	(d)	*	4,000	*	1,000	*
Robert F. Cotter	175,800	(e)	*	—	*	—	*
Michael A. DeNicola	347,124	(f)	*	—	*	—	*
Christopher J. Hartung	9,500		*	—	*	—	*
Thomas C. Hendrick	69,700		*	—	*	—	*
Charles A. Ledsinger, Jr.	44,675		*	—	*	—	*
Robert H. Lutz, Jr.	56,200	(g)	*	—	*	—	*
Robert A. Mathewson	442,817	(h)	*	10,000	*	—	*
Troy A. Pentecost	360,542	(i)	*	—	*	—	*
Mark D. Rozells	18,007	(j)	*	—	*	—	*
Richard A. Smith	1,585,798	(k)	1.3%	—	*	10,000	*
Andrew J. Welch	366,683	(l)	*	—	*	—	*
Jonathan H. Yellen	353,551	(m)	*	1,000	*	—	*
All executive officers and directors, as a group (16 persons)	4,566,405		3.7%	15,000	*	11,000	*
_____________

*	Represents less than 1% of the outstanding shares of such class.

(a)
Based upon 124,121,786 shares of common stock, 12,880,475 shares of Series A Preferred Stock and 6,798,000 Depositary Shares representing 67,980 shares of Series C Preferred Stock outstanding as of April 2, 2013.

(b)	Reflects the number of depositary shares held. Each depositary share represents 1/100th of a share of Series C Preferred Stock.

(c)	The shares beneficially owned by Ms. Bush include (i) 11,800 shares of common stock held by Ms. Bush’s IRA, and (ii) 4,000 shares held by a trust of which Ms. Bush is the beneficiary.

(d)
The shares beneficially owned by Mr. Corcoran include (i) 3,101 shares of common stock issuable upon the conversion of 4,000 shares of Series A preferred stock; (ii) 30,000 shares of common stock held by TCOR Holdings, LLC, of which he is the sole beneficial owner; (iii) 2,847 shares of common stock held by his IRA; and (iv) 165,928 shares of common stock subject to claw-back agreements, portions of which expire annually through December 27, 2015, subject to continued employment.

(e)	The shares beneficially owned by Mr. Cotter include 50,000 shares held by a revocable trust, over which Mr. Cotter retains control.

(f)
The shares beneficially owned by Mr. DeNicola include (i) 40,000 shares of restricted common stock issued pursuant to stock grants that are unvested and will vest on December 27, 2013, subject to continued employment; (ii) 10 shares held for his minor son; and (iii) 31,006 shares of common stock subject to claw-back agreements, portions of which expire annually through December 27, 2014, subject to continued employment.

(g)	The shares beneficially owned by Mr. Lutz include (i) 2,500 shares owned by Mr. Lutz’s spouse and (ii) 3,000 shares held in an IRA.

(h)
The shares beneficially owned by Mr. Mathewson include (i) 208,333 shares of common stock held by RGC Leasing, Inc., of which Mr. Mathewson serves as President and is a stockholder, and (ii) 7,752 shares of common stock issuable upon conversion of 10,000 shares of Series A preferred stock.

(i)
The shares beneficially owned by Mr. Pentecost include (i) 40,000 shares of restricted common stock issued pursuant to stock grants that are unvested and will vest on December 27, 2013, subject to continued employment; and (ii) 68,113 shares of common stock subject to claw-back agreements, portions of which expire annually through December 27, 2014, subject to continued employment.

(j)	The shares held by Mr. Rozells include 5,000 shares held by an IRA.

(k)
The shares beneficially owned by Mr. Smith include (i) 133,333 shares of restricted common stock issued pursuant to stock grants that are unvested and will vest on December 27, 2013, subject to continued employment; (ii) 25,998 shares held in custodial accounts for his children; and (iii) 195,264 shares of common stock subject to claw-back agreements, portions of which expire annually through December 27, 2014, subject to continued employment.

(l)
The shares beneficially owned by Mr. Welch include (i) 2,237 shares held in his IRA; (ii) 14,000 shares held in custodial accounts for his children; (iii) 40,000 shares of restricted common stock issued pursuant to stock grants that are unvested and will vest on December 27, 2013, subject to continued employment; and (iv) 60,599 shares of common stock subject to claw-back agreements, portions of which expire annually through December 27, 2014, subject to continued employment.

(m)
The shares beneficially owned by Mr. Yellen include (i) 42,428 shares of common stock held by trusts of which Mr. Yellen is not the trustee for the benefit of Mr. Yellen’s minor children; (ii) 40,000 shares of restricted common stock issued pursuant to stock grants that are unvested and will vest on December 27, 2013, subject to continued employment; (iii) 775 shares of common stock issuable upon the conversion of 1,000 shares of Series A preferred stock held in Mr. Yellen’s IRA; and (iv) 60,599 shares of common stock subject to claw-back agreements, portions of which expire annually through December 27, 2014, subject to continued employment.

MANAGEMENT

Executive Officers

FelCor identifies the following officers as “executive officers” as contemplated by the rules and regulations of the SEC:

Name	Age	Position(s) With FelCor	Officer Since

Richard A. Smith	50	President, Chief Executive Officer and Director	2004
Troy A. Pentecost	51	Executive Vice President and Chief Operating Officer	2006
Michael A. DeNicola	54	Executive Vice President and Chief Investment Officer	2001
Andrew J. Welch	51	Executive Vice President and Chief Financial Officer	1998
Jonathan H. Yellen	45	Executive Vice President, General Counsel and Secretary	2006

Business Experience of Executive Officers

Information concerning the business experience of Richard A. Smith is set forth above under “Continuing Class III Directors.”

Troy A. Pentecost, a hospitality veteran with over 30 years of industry experience, joined FelCor as Executive Vice President and Director of Asset Management in March 2006, and was promoted to Chief Operating Officer in August 2010. He was Senior Vice President of Operations and Divisional Vice President of Operations for Remington Hotel Corporation from 2004 to 2006, where he was responsible for that company’s operational and sales activity. Prior to joining Remington, Mr. Pentecost was employed by Wyndham International, Inc. in various management roles, including Regional Vice President, Area Director and General Manager, from 1993 to 2004. Mr. Pentecost also previously worked with Guild Hotel Management Company, where he served as Regional Vice President and Director of Operations. Mr. Pentecost attended Bowling Green State University. Mr. Pentecost currently serves on owner and/or franchisee councils for various brands, including Sheraton, Doubletree and Marriott.

Michael A. DeNicola joined FelCor in December 2001 as its Executive Vice President and Chief Investment Officer. Mr. DeNicola has more than 30 years experience in the hospitality industry. Prior to joining FelCor, he was a Principal and the Head of the Lodging and Leisure Group for Lend Lease Real Estate Investments. From 1992 to 2000, Mr. DeNicola held a number of leadership positions with Carlson Hospitality Worldwide, including Executive Vice President of Carlson Vacation Ownership, Senior Vice President of Planning, Mergers and Acquisitions, and Vice President of Operations. Prior to 1992, he served as Senior Manager and Director of Hospitality Services for Kenneth Leventhal and Company and Vice President of Hotel Investments for VMS Realty Partners. Mr. DeNicola graduated from Cornell University’s School of Hotel Administration.

Andrew J. Welch joined FelCor in July 1998 as its Vice President and Treasurer. He was named Senior Vice President and Treasurer in March 2001 and Executive Vice President, Chief Financial Officer and Treasurer in February 2006. Prior to joining FelCor, Mr. Welch served as Vice President and Treasurer of Bristol Hotel Company from August 1997. Prior to joining Bristol, Mr. Welch held investment banking positions with Bank of America, N.A. and Citibank, N.A. Mr. Welch is currently a member of various professional organizations in the real estate industry including the National Association of Real Estate Investment Trusts. Mr. Welch has served or is currently serving as a director of various philanthropic organizations including The American Heart Association (Dallas Division), The American Ireland Fund (Texas Region) and Our Friends Place (an organization providing a safe haven for neglected, abused or abandoned young women). He previously served on the Advisory Board of the School of Business at the University of Kansas. Mr. Welch is a graduate of the University of Kansas and holds a Masters of Business Administration from the Cox School of Business at Southern Methodist University.

Jonathan H. Yellen joined FelCor in July 2006 as its Executive Vice President, General Counsel and Secretary. Prior to joining FelCor, Mr. Yellen was engaged in the private practice of law, from August 2003 to June 2006, with Damon & Morey LLP in Buffalo, New York, and from January 2001 to July 2003 in solo practice in New York City, specializing in mergers and acquisitions, corporate finance and securities law. Prior to that time, Mr. Yellen served as Executive Vice President and General Counsel of Digital Lighthouse Corporation and Vice President and Associate General Counsel of Starwood Hotels & Resorts Worldwide, Inc., and was engaged in the private practice of law in New York with Fried Frank Harris Shriver & Jacobson LLP, and in New York and California with Latham & Watkins LLP. Mr. Yellen served as a director (and chaired the Audit Committee) of Avadyne Health, a privately-held provider of health care receivable management services to hospitals and other providers throughout the United States, from 2006 to 2011. He serves as a director of various community agencies, including Vogel Alcove and Jewish Family Service of Dallas, and is a member of various professional and industry organizations, including the American Bar Association and the National Association of Real Estate Investment Trusts. Mr. Yellen is a graduate of Amherst College, Columbia University School of Law (where he was a Harlan Fiske Stone Scholar) and Georgetown University Law Center.

Terms of Office and Relationships

Our NEOs are elected annually by the Board, typically at its first meeting held after each annual meeting and otherwise as necessary and convenient in order to fill vacancies or newly created offices. Each NEO holds office until a successor is duly elected and qualified or, if earlier, until retirement, death, resignation or removal. Any duly elected or appointed officer or agent may be removed by the Board whenever, in its judgment, our best interests will be served thereby, but such removal shall be without prejudice to the contractual rights, if any, of the person so removed.

There are no arrangements or understandings between any nominee for election as a director or officer and any other person pursuant to which that director was nominated or officer was selected.

Compensation Discussion and Analysis
FelCor’s Compensation Committee, or the committee, approves the compensation of Mr. Smith (our President and Chief Executive Officer). In addition, in consultation with Mr. Smith, the committee determines and approves the compensation of our other NEOs. The following discussion describes our 2012 executive compensation program for Messrs. Smith, Pentecost, DeNicola, Welch and Yellen (our NEOs), as well as significant changes to our executive compensation program that were adopted by the committee in 2012, effective beginning with 2013.
Executive Summary
Enhanced Pay for Performance. As described in detail below, the committee determined in 2012 that equity compensation for our NEOs should be 100% at-risk based exclusively on total stockholder return achieved relative to our peers over two-, three- and four-year periods. In recent years, equity compensation for our NEOs (and all of our officers) was awarded based on various performance criteria, but vested exclusively based on the passage of time and continued employment. Equity will be awarded to our NEOs under the new program beginning with 2013, with shares first eligible to vest under the new program at the end of 2014. As a consequence of these changes, with respect to 2013 and subsequent years, over 88% of Mr. Smith’s potential total direct compensation, and over 82% of our other NEO’s potential total direct compensation, is at-risk based on performance (the new equity compensation opportunity represents over 64% (for Mr. Smith) and 62% (for our other NEOs) of their potential total direct compensation).1
2012 Performance Highlights

•	In 2012, the company achieved approximately 100.2% of targeted financial performance ($202.8 million (actual) versus $202.3 million (target) of adjusted EBITDA2).

•	We achieved total stockholder return at the 90th percentile of our peers.[3]

•	We completed the capital markets portion of restructuring our balance sheet, thereby significantly lowering our average cost of debt and extending our average debt maturity eight years.

•	We repaid all of our mortgage debt that matures through June 2014.

▪
We obtained $161 million of individual mortgage loans (at a blended interest rate of 4.95% per year) secured by five hotels and used the proceeds to repay outstanding indebtedness, including a $107 million mortgage loan secured by seven hotels that bore interest at 9.02% per year, including four of the five hotels mortgaged to support the new loans and significantly reduced borrowing costs.

_________________________
1 Because of these changes, none of our NEOs were awarded any equity compensation with respect to 2012 (although grants made in prior years did vest in 2012). Consequently, 100% of the at-risk portion of our NEO’s 2012 compensation was comprised of annual cash bonuses, which are determined with reference to performance over the year relative to pre-established financial, corporate and individual objectives.
2 EBITDA is net income or loss (computed in accordance with GAAP) plus interest expense, income taxes, depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures (adjustments for unconsolidated partnerships and joint ventures are calculated to reflect unconsolidated EBITDA on the same basis).
3 Prior-year market performance has been added as an additional pay for performance criterion for 2013 and subsequent years for purposes of determining potential and actual annual cash bonuses. While not a factor in determining 2012 annual cash bonuses, it is included with other summarized performance information to establish the context in which it will be used.

▪
We issued $525 million of our 5.625% senior notes due 2023 secured by 10 hotels and used the proceeds to repay $258 million of our 10% senior notes due 2014 and a $187 million mortgage loan secured by seven hotels that bore interest at 8.1% per year, thereby continuing to reduce our borrowing costs significantly while extending our maturity profile.

▪	We amended our secured line of credit to reduce the interest rate significantly and extend the maturity to 2017.

•	We increased ADR market share compared to prior year.

•	Our flow-through of RevPAR growth to same-store EBITDA growth was 1.7x.

•	We completed redevelopment at the Fairmont Copley Plaza and the Embassy Suites in Myrtle Beach and began redevelopment at Morgans and the Knickerbocker.

•
We implemented an extensive and well-received outreach program to the investment community, including expanded performance and financial data and detail concerning hotel dispositions and redevelopment.

•	We paid all accrued preferred stock dividends, making re-establishment of our common stock dividend a near-term opportunity.

2012: Realized Executive Compensation. The table below summarizes each NEO’s 2012 realized compensation - what each of them actually “took home” - relative to their respective compensation opportunities. Since base salary is a fixed amount, there is no variance between realized base salary and the underlying opportunity; however, both cash incentive compensation (i.e., annual bonus) and long-term equity compensation did vary from the related opportunity based on prior performance. In the case of realized annual bonuses, the amount paid reflects performance - financial, corporate and individual - in 2012. In the case of realized equity compensation (including restricted cash), the amounts shown reflect the value on the vesting date (December 27, 2012) of equity (including restricted cash and shares purchased with restricted cash) that was granted in 2009-12 and vested in 2012. The corresponding compensation opportunity at the vesting date takes into account what each NEO was eligible to receive at the earlier grant date (as opposed to what was actually awarded).

	Mr. Smith	Mr. Pentecost	Mr. DeNicola	Mr. Welch	Mr. Yellen
Base Salary ($)	721,000	417,150	386,250	386,250	386,250

Time-Based Equity Compensation ($)	619,998	186,000	186,000	186,000	186,000

Cash Incentive Compensation ($)	1,001,394	340,709	315,471	315,471	315,471
Opportunity ($)	1,442,000	469,294	434,531	434,531	434,531
Realized Relative to Opportunity (%)	69%	73%	73%	73%	73%

Performance-Based Equity Compensation ($)	818,061	284,496	264,600	263,176	263,176
Opportunity ($)	1,060,334	369,064	342,425	340,572	340,572
Realized Relative to Opportunity (%)	77%	77%	77%	77%	77%

Total Realized Compensation ($)	3,160,453	1,228,355	1,152,321	1,150,897	1,150,897
Total Opportunity ($)	3,843,332	1,441,508	1,349,206	1,347,353	1,347,353
Realized Relative to Opportunity (%)	82%	85%	85%	85%	85%

Structure and Administration of our NEO Compensation Program

General. The committee considers various market data when setting executive compensation. It also considers other factors, such as the credentials, length of service, experience and prior performance of each NEO. We offer our NEOs very limited executive perquisites or enhanced benefit programs beyond those that are typically available to all of our employees. In addition, the committee seeks to ensure our compensation rewards performance in accordance with best practices in corporate governance and avoids unwarranted risk-taking. We believe our program is appropriately straightforward and easy to communicate and explain to our employees and stockholders.

Components; Objectives. Our program is comprised primarily of cash compensation (base salary and annual performance-based cash bonuses), performance-based equity compensation, and certain other benefits discussed below. Our NEO compensation program reinforces our business strategy and core values by ensuring that NEO compensation levels reflect realized corporate and individual performance, market performance of our common stock, the competitive market for talented executives and relative internal contributions. The following table shows how the principal components of our executive compensation program relate directly to the primary objectives of the program:

Base Salary	• •	Attract and retain exemplary executive talent Provide our NEOs with a base level of predictable, fixed and liquid income

Annual Bonus	• • •
Attract and retain exemplary executive talent
Motivate performance in line with annual performance objectives (which relate to our long-term strategic plan and building long-term stockholder value)
Hold our NEOs accountable and reward them appropriately for successful business results

Equity Compensation	• • •
Attract and retain exemplary executive talent
Align our NEOs’ financial interests with long-term stockholder interests
Hold our NEOs accountable and reward them appropriately for successful business results

Base Salaries. Base salaries provide executives with regular income at a threshold level. The committee generally adheres to our past practice with respect to all FelCor employees by increasing base salaries to reflect cost-of-living increases over the prior year. Increases in base salaries above a cost-of-living adjustment on a year-over-year basis are generally driven by exceptional performance and promotions. The committee may also adjust NEO base salaries in order to ensure that overall compensation opportunities are sufficient to retain executive talent in a competitive market place and fairly align the long-term interests of our NEOs with those of our stockholders. No such market-based adjustments were made in 2012. For 2012, we increased base salaries for nearly all of our employees, including our NEOs, by 3% to reflect increased costs-of-living. For discussions of prior adjustments to NEO base salaries, please refer to the relevant discussions in our corresponding proxy statements. The following table shows the base salaries actually paid in 2012, and that will be paid in 2013, to each of our NEOs:

	Base Salary ($)
	2013	2012	Change (%)
Richard A. Smith	742,630	721,000	3.0
Troy A. Pentecost	429,665	417,150	3.0
Michael A. DeNicola	397,838	386,250	3.0
Andrew J. Welch	397,838	386,250	3.0
Jonathan H. Yellen	397,838	386,250	3.0
Performance-Based NEO Compensation. Both annual bonus and equity compensation are at-risk and determined with reference to performance relative to the committee’s pre-established criteria. Performance criteria are ambitious but do not create incentives that present a material and inappropriate risk to the company. In particular, the committee strives to ensure that both annual bonuses and equity compensation are substantially “at-risk” and sufficiently objective to permit a fair review of achievement, while actual compensation is consistent with the objectives of our overall NEO compensation program. The committee may review and modify performance objectives, thresholds and criteria at any time in light of changes in circumstances. The committee retains the discretion, separate and apart from the customary annual bonus program, to award greater or lesser bonuses if pre-determined criteria are exceeded or not achieved, depending on circumstances. For 2012, the committee made no such modifications to performance objectives, thresholds or criteria and awarded no discretionary bonuses.
In 2012, the committee changed how and what performance affects our annual bonus and equity compensation programs for our NEOs. Those changes (as described below) are effective for 2013. Most significantly, 100% of equity compensation awarded to our NEOs in 2013 and subsequent years will be at-risk based upon market performance over two-, three- and four-year performance periods (by comparison, prior to 2013, only 40% of potential equity compensation was at-risk based upon prior-year corporate and individual performance). With these changes, base salary now only accounts for 12% of Mr. Smith’s potential total direct compensation and 18% of our other NEOs’ potential total direct compensation (in each case, using grant date values and assuming superior future performance). The committee, which believes the modified program reflects best practices and investor expectations, regularly reviews the amount and mix of compensation and may change the compensation program to keep our compensation competitive or otherwise emphasize a particular set of objectives.
Beginning with 2013, our NEO compensation program emphasizes total stockholder return (“TSR”) as a critical performance criterion (20% of target annual bonuses for all FelCor employees and 100% of equity compensation for our NEOs are at-risk based upon TSR). TSR is a market-based measure of the change in value of an investment in a company’s shares, taking into account share price appreciation and dividends paid, over a defined time period. Our TSR is evaluated relative to a peer group comprised of similar hotel REITs. In 2012, the committee, with the assistance of Pay Governance LLC, selected the following companies, all of which are comparable to FelCor in size, scope of business and assets, have shares that trade on the New York Stock Exchange and compete for the same investors, as representative peers:3
Ashford Hospitality Trust
DiamondRock Hospitality Company
Hersha Hospitality Trust
Hospitality Properties Trust
LaSalle Hotel Properties
RLJ Lodging Trust
Ryman Hospitality Properties, Inc.
Strategic Hotels & Resorts, Inc.
Summit Hotel Properties, Inc.
Sunstone Hotel Investors, Inc.

Reference to these companies provides a meaningful indication of our relative market performance.

Annual Cash Bonuses. Bonuses are determined by reference to base salary and are entirely at-risk based on performance over the relevant year. Each NEO has a targeted bonus, based upon a percentage of his base salary (the percentage varies depending on position). Mr. Smith’s and our other NEOs’ potential bonuses range from 50-200% and 37.5-112.5% of their respective base salaries, targeting the mid-points. In addition, the committee and the Board believe that, regardless of corporate or individual performance, no programmatic (as opposed to discretionary) bonuses should be paid unless we achieve at least a minimal level of pre-determined financial performance. When determining bonuses, the committee refers to pre-established performance criteria in the following categories:4

•
The committee targets financial performance based upon a variety of factors, including budgets, industry projections, individual hotel markets and similar considerations. The committee refers to adjusted EBITDA,[5] which is a commonly-used metric, to assess financial performance and anticipates continuing to use adjusted EBITDA for that

______________________________
3 The committee may change the composition of this peer group in the future to account for changes in the characteristics and circumstances of FelCor and any of the peer companies, as well as other factors deemed relevant at the time.
4 Through 2012, annual NEO bonuses were determined with reference to financial performance (weighted 50% at target), corporate non-financial performance (weighted 25% at target) and individual performance (weighted 25% at target).
5 Market-based performance was added in 2012 as an additional criterion for 2013 and subsequent years. In the past, we have used various financial performance metrics (e.g., attainment of EBITDA, or funds from operations, or FFO, per share relative to a targeted level of performance) and/or market-based (e.g., stockholder return) as the primary drivers for determining bonuses and equity grants. FFO is net income or loss (computed in accordance with GAAP) excluding gains or losses from sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures (adjustments for unconsolidated partnerships and joint ventures are calculated to reflect unconsolidated FFO on the same basis).

purpose; however, the committee may use other metrics, such as adjusted funds from operations, in the future. The committee then establishes a scale from base to superior performance (typically, targeted performance is at the linear mid-point between the two, but not necessarily every year). Target Weight: 50%.

•
The committee also reviews and approves non-financial corporate performance for each year that generally relates to our long-term strategy and other important operating or management goals. We continue to manage our portfolio to focus on hotels located in major urban markets and premier resorts, where hotels enjoy (i) high barriers to entry and correspondingly lower supply growth, (ii) superior projected revenue per available room, or RevPAR, growth and (iii) robust demand generators, which will provide our investors with higher growth but reduced volatility. In addition, our portfolio should contain hotels that, on a going-forward basis, can be expected to grow EBITDA at above-average rates. At the same time, in order to ensure that our stockholders can expect a stable, growing dividend, our balance sheet should be restructured to reduce overall leverage to an appropriate long-term target and our maturity profile should be staggered and extended across the business cycle. After the completion of each year, the committee confirms a composite level of performance from base to superior. Target Weight: 25% (2012) and 15% (2013).

•
Each FelCor employee, including our NEOs, has individual performance objectives that are established at or near the beginning of each year. Mr. Smith reviews and approves the performance objectives of FelCor’s other NEOs, and the committee reviews Mr. Smith’s performance objectives, which typically closely track our financial and non-financial corporate objectives. As with corporate non-financial performance, individual performance is reviewed and assessed after year-end by an employee’s direct supervisor or, in the case of Mr. Smith, by the Board and/or the committee, resulting in a composite level of performance from base to superior. Target Weight: 25% (2012) and 15% (2013).

•
Beginning in 2013, the committee will (in addition to the foregoing criteria) use a measure of market performance over the prior year when determining annual bonuses. Initially, for this purpose, the committee will evaluate our TSR relative to our peers’ TSR (in the future the committee may, based on circumstances at the time, elect to use absolute TSR or another market-based performance metric). Relative TSR at the 50th percentile will equate to target performance, with “base” and “stretch” performance set at the 20th and 80th percentiles (actual payouts will be determined by linear interpolation along that scale). For this purpose, relative TSR will be determined by using the weighted-average trading price of our common stock and our peers’ common stock for 20 trading days immediately preceding the beginning and end of the relevant year. Target Weight: 20% (2013).

Equity Compensation. Since 2002, we have awarded shares of restricted stock (as opposed to stock options) as equity compensation, reflecting a common practice among other REITs and the committee’s conclusion that, because REITs must pay out a higher portion of earnings as dividends than a typical company, increases in stock price alone (which is required to realize the value of stock options) are not a completely accurate measure of success.
Until 2012, our NEOs received annual grants of restricted equity, determined by reference to a dollar-denominated grant based upon a percentage of base salary (150-250% of Mr. Smith’s grant-year base salary and 94-156% of our other NEOs’ grant-year base salaries, determined by reference to the same performance criteria used for determining annual bonuses), and those grants vest in equal annual increments over three years. In 2012, as in recent prior years, we granted restricted cash, as opposed to restricted stock, for 2011 performance because the committee felt that issuing stock at then-low trading prices would be unduly dilutive to our stockholders. Recipients of restricted cash were permitted to use that cash (net of payroll taxes) to purchase FelCor common stock; otherwise, restricted cash can only be held as cash or invested in short-term cash equivalents, like money market funds, until it vests or is forfeited. Because, in mid-2012, the committee changed how we award equity compensation to our NEOs from retrospective performance-based grants to grants that vest based on prospective performance, our NEOs were not awarded equity compensation in 2013 for 2012 performance.
Beginning in 2013, the company will award each NEO restricted stock units (“RSUs”) entitling that NEO to earn shares of common stock based upon relative TSR achieved over multiple years. These grants are entirely at-risk, based upon future relative TSR until they vest, unlike the previous performance-based awards. Dividends will not be paid currently with respect to unvested RSUs; instead, dividends will accrue and be paid only to the extent shares are issued, or the cash value thereof is paid, as RSUs vest. The target number of shares issuable upon vesting will be determined when the award is made, based upon each NEO’s base salary and the closing price of our common stock at that time. Target awards are valued for Mr. Smith at 275% of his then-base salary and for our other executive officers at 175% of their respective then-base salaries. Relative TSR will be measured from the calendar year prior to the award date through the award year and the second and third calendar years following the award year (each, a “Performance Period”), with reference to TSR for our peers.6 Relative TSR over a Performance Period is determined by using the weighted-average trading price of our common stock and our peers’ common stock for 20 trading days immediately preceding the start and end of the Performance Period. RSUs are eligible to vest, and the underlying shares of our common stock will be issued, at the end of the year following the relevant Performance Period, based on the following performance schedule (to the extent threshold performance is not achieved for a Performance Period, the relevant portion of an award will be forfeited):

Relative TSR Performance
Rank (Relative to Peers)	Percentile (Among Peer Group)	Payout (Relative to Target)
1	100th	200%
2	90th	200%
3	80th	175%
4	70th	150%
5	60th	125%
6	50th	100%
7	40th	50%
8	30th	25%
9	20th	—
10	10th	—
11	—	—
_____________________
6 For future awards, the committee may determine to provide that Performance Periods will be co-extensive with the applicable vesting periods, rather than offset as currently contemplated.

If, after measuring performance, an award would result in issuing more shares than our equity compensation plan has available, or allows to be issued, the excess above what is available or allowed, upon vesting, will be settled in cash, based on the then-current value of the excess shares that would otherwise have been issued.

2012 Pay for Performance

The following table summarizes the performance-based compensation paid to our NEOs in 2012.7

	Mr. Smith	Mr. Pentecost	Mr. DeNicola	Mr. Welch	Mr. Yellen
Financial Performance	$461,134	$160,079	$148,222	$148,222	$148,222
Corporate Non-financial Performance	270,130	90,955	84,218	84,218	84,218
Individual Performance	270,130	89,674	83,032	83,032	83,032
Total 2012 Bonus	$1,001,394	$340,709	$315,471	$315,471	$315,471

2012 Performance

Financial Performance. As in recent years, in 2012, the committee selected adjusted EBITDA as a measure of financial performance because adjusted EBITDA provides a greater degree of stability (for purposes of setting a range of performance in advance) during a turbulent economic environment. For 2012, we had $202.8 million of adjusted EBITDA, which was 100.2% of targeted adjusted EBITDA.

Corporate Non-Financial Performance. As in recent years, in 2012, the committee established certain other corporate performance criteria relating to our long-term strategy and other important operating or management goals. By setting performance targets annually based upon our long-term strategy, the committee substantially eliminates the risk that near-term compensation opportunities for our NEOs or other employees will cause them to take risks that are inconsistent with our long-term strategy. Performance with respect to the following objectives was assessed relative to each of these objectives, on an absolute and qualitative basis.

Balance Sheet Management
Create most efficient overall balance sheet restructuring plan, including refinancing later-maturing debt to extend maturities and lower our cost of debt. We completed multiple financings that significantly lowered our weighted-average interest rate. (After completing remaining asset sales, we expect our weighted-average interest rate will be below 6%, which is significantly below historical levels.) We have now repaid all of our secured debt that matures through June 2014 and extended our weighted-average debt maturity eight years.  In 2013:

___________________
7 As noted above, because the long-term equity compensation program for our NEOs was changed in mid-2012 so that the award vests exclusively based upon actual TSR achieved in the future, rather than continued service, our NEOs were not awarded equity for 2012 performance.

• We repaid a $156 million loan, secured by nine hotels (our only loan scheduled to mature in 2013) using proceeds from asset sales.
• We obtained $161 million of individual 10-year mortgage loans (at a blended interest rate of 4.95% per year) secured by five hotels and used the proceeds to repay outstanding indebtedness, including a $107 million mortgage loan secured by seven hotels that bore interest at 9.02% per year, including four of the five hotels mortgaged to support the new loans and significantly reduced borrowing costs.
• We issued $525 million of our 5.625% senior notes due 2023 secured by 10 hotels and used the proceeds to repay $258 million of our 10% senior notes due 2014 and a $186 million mortgage loan secured by seven hotels that bore interest at 8.1% per year, thereby continuing to reduce our borrowing costs significantly while extending our maturity profile.
• We amended our $225 million secured line of credit to provide increased flexibility to substitute collateral, reduce the interest rate by 112.5 bps to LIBOR plus 337.5 bps and extend the maturity to 2017.
• We arranged $130 million of construction financing to fund redevelopment of the Knickerbocker, including an $85 million secured construction loan and preferred equity financing through the EB-5 program that is expected to close in 2013.

Bring accrued preferred stock dividends current. Using asset sale proceeds, we brought our preferred stock dividends current, which will allow for re-establishing our common dividend when appropriate.
In the course of its assessment of management’s performance regarding 2012 balance sheet management objectives, the committee recognized the exceptional and opportunistic execution of the senior secured notes offering in December 2012, which allowed FelCor to lock in historically low interest rates for more than 10 years and repay substantially more expensive recession-era debt. In addition, the committee noted that the accomplishments described above allowed FelCor to complete the capital markets portion of restructuring our balance sheet, thereby eliminating remaining refinancing risks, almost two years ahead of plan.

Portfolio Management
Continue executing second phase of non-strategic hotel sales. We sold 10 hotels in 2012 for aggregate gross proceeds of $207 million, which exceeded the pricing parameters established by our Board of Directors.

Execute redevelopment projects at the Knickerbocker, the Fairmont Copley Plaza, Embassy Suites Kingston Plantation and Morgans. Our work at the Knickerbocker is underway and progressing as contemplated. The redevelopment work at the Fairmont Copley Plaza was completed in 2012 according to plan and has received very favorable reviews and is performing on track with our underwriting. The redevelopment at Kingston Plantation was completed in 2012 and has significantly improved the public spaces and guest experience at that hotel. The work at Morgans continued into early 2013 as a consequence of local permitting and regulatory delays and the effect of Hurricane Sandy.

Complete renovations at seven hotels and begin renovations at five other hotels in 2012. We completed renovations at seven hotels in Austin, Boston, Charlotte, Indian Wells, Philadelphia, Pittsburgh and St. Petersburg with capital expenditures at or below budgets approved by our Board of Directors. We also began renovating four other hotels in Los Angeles, Napa, Orlando and Oxnard and expect to complete the work in 2013.

Asset Management	Increase ADR market share index compared to 2011 (105.6). 2012 ADR market share index was 106.2.

Achieve at least 1.6x flow-through of RevPAR growth to same-store hotel EBITDA growth compared to 2011. We achieved 1.7x flow-through of RevPAR growth, which was better than expected and reflects effective cost controls implemented as a consequence of our asset management program.

Investor Relations
Undertake investor outreach to build visibility and a better understanding of the company’s strategic plan, vision and opportunity. We conducted an investor perception study and integrated the findings into a more comprehensive presentation. In addition, management conducted several weeks of “non-deal” road shows with investors and analysts over the course of the year using the enhanced presentation, which received very favorable investor feedback.

Individual Performance. In light of his role as our Chief Executive Officer, Mr. Smith’s individual performance closely tracks our corporate non-financial performance. Each of our other NEOs’ individual performance also reflects our corporate non-financial performance, with specific contributions taken into account for each NEO. All of our NEOs participate, to a greater or lesser extent, on a coordinated basis, in the analysis, execution and administration of matters nominally assigned to one or several NEOs. This cooperative environment is a critical component of the executive team’s continued success under Mr. Smith’s leadership. The committee reviewed Mr. Smith’s performance, notably his overall leadership relative to FelCor’s

2012 financial and corporate non-financial performance, and reviewed with Mr. Smith his assessments of the individual performance of our other NEOs.

Mr. Smith’s 2012 objectives related to his leadership and largely correspond to FelCor’s corporate non-financial performance objectives, as well as the development of our other NEOs and officers in furtherance of the company’s executive succession planning. In assessing Mr. Smith’s performance for 2012, the committee gave substantial weight to FelCor’s achievements in respect of balance sheet and portfolio management, acknowledging the strategic significance that these efforts have on FelCor’s long-term potential for delivering superior stockholder returns. In that context, the committee determined that, overall, Mr. Smith’s individual performance in 2012 exceeded targeted performance.

Mr. Pentecost’s 2012 objectives related to his direction of all aspects of asset management and design and construction, including working with our brand management teams so they achieve their pre-established goals; improving asset management productivity; achieving or exceeding portfolio-wide market share and flow-through objectives; managing capital expenditures within pre-established budgets; executive and staff development; and building and improving our strategic brand and hotel management relationships. In particular, the committee recognized Mr. Pentecost’s significant role in the conversion of eight core hotels to Wyndham flags and management, as well as his leadership of our Asset Management and Design and Construction groups. In that context, the committee determined that, overall, Mr. Pentecost’s individual performance in 2012 exceeded targeted performance.

Mr. DeNicola’s 2012 objectives related to continued execution of the second phase of our non-strategic hotel disposition program and analyzing, negotiating and executing disposition transactions and his leadership of our Capital Transaction group, including identification and analysis of redevelopment and related opportunities. In particular, the committee recognized Mr. DeNicola’s significant role in the redevelopment of the Knickerbocker Hotel, which will be our flagship property when completed, as well as the significant progress made toward selling non-core hotels. In that context, the committee determined that, overall, Mr. DeNicola’s individual performance in 2012 exceeded targeted performance.

Mr. Welch’s 2012 objectives related to the development and execution of a comprehensive plan to resolve our near-term debt maturities; and leadership of our finance and accounting department. In particular, the committee recognized Mr. Welch’s role in the refinancing of maturing secured debt and our successful senior secured notes offering, which allowed us to reduce our borrowing costs significantly while extending and staggering our debt maturity profile through 2023. In that context, the committee determined that, overall, Mr. Welch’s individual performance in 2012 exceeded targeted performance.

Mr. Yellen’s 2012 objectives related to his counsel and advice to the Board and the executive team, with particular attention to matters of corporate governance, executive compensation and regulatory compliance; leadership of our legal department, including budgeting corporate legal expenses and directing and managing the balance between internal and outside legal counsel; broad responsibility for matters relating to executive compensation and human resources; and analysis, negotiation and execution of various transactions. In particular, the committee recognized Mr. Yellen’s role in the conversion of eight core hotels to Wyndham flags and management and related matters, as well as his contributions to the execution of our

2012 financings. In that context, the committee determined that, overall, Mr. Yellen’s individual performance in 2012 exceeded targeted performance.

Other Compensation
Perquisites. We provide limited perquisites to our NEOs, although the committee reviews perquisites provided to NEOs and to executives at companies within our peer lodging REITs to ensure that our executive compensation remains competitive and fair. In addition, we do not make any tax gross-up payments on the limited perquisites we offer to our NEOs. The committee believes that our current compensation program and benefits are sufficiently attractive to our current executive team. Accordingly, the Committee believes implementing other benefits in order to retain such employees over the long-term is unnecessary at this time.

•
Each of our NEOs participates in the health and welfare benefit plans and other benefit programs generally available to all of our employees. In addition to these health and welfare benefit plans, each of our NEOs is eligible to participate in our supplemental health insurance program. We pay the cost for each NEO who participates in this program. Please see the “Summary Compensation Table” for a summary of the amounts paid on behalf of each NEO pursuant to this program.

•
We maintain a 401(k) plan for the benefit of all our employees. We make matching contributions to the 401(k) plan equal to 150% of amounts contributed by participating employees, subject to specified limits. Each NEO contributed at least $17,000 to our

401(k) plan in 2012, and we made the maximum matching contribution ($25,500) to our 401(k) plan on behalf of each NEO. We have no formal pension or retirement plan other than our 401(k) plan. The committee believes that providing additional retirement benefits to our NEOs at this time would be inconsistent with prevailing practices in the marketplace and difficult to justify to our other employees and investors. Moreover, those companies that do provide formal pensions and other retirement benefits often do so as a means of retaining employees over the long-term.

Post-Termination Compensation. In October 2007, we entered into change-in-control and severance agreements with certain employees, including each NEO (those agreements remain in effect and have not been modified). These agreements provide for payments and other benefits if the officer’s employment terminates for a qualifying event or circumstance, such as being terminated without “cause” or leaving employment for “good reason,” as these terms are defined in the agreements. Upon the termination of an NEO’s employment by us other than for cause, retirement or disability or by the NEO for good reason, the NEO would receive, among other benefits, a severance payment in an amount equaling 2.99 multiplied by the sum of his current base salary plus the greater of the NEO’s current year target cash bonus or average cash bonus for the preceding three years. These arrangements are an important part of overall compensation for our NEOs and help secure their ongoing focus and commitment to building value for our stockholders, without concern regarding their own continued employment prior to or following a change-in-control. These arrangements are also an important recruitment and retention device, as many of the companies with which we compete for executive talent have similar agreements in place for their senior employees. Additional information regarding these agreements, including definitions of key terms and quantification of benefits that would have been received by our

NEOs had termination occurred on December 31, 2012, is found under the heading “Change-in-Control and Severance Payments.”

Our Compensation Decision Process

General. The committee meets regularly in advance of meetings of our Board and otherwise as our business requires throughout the year. From time to time, the committee invites other directors, management and such other persons as it deems appropriate to attend its meetings in order to assist it in carrying out its responsibilities. In discharging its duties, the committee has full access to all of our books, records, facilities, personnel, legal counsel and independent auditors. In addition, the committee has the power and authority to retain, at FelCor’s expense, outside counsel or other experts as the committee may deem appropriate.

Customarily in the first quarter of each year, the committee reviews and approves any annual salary increases and equity compensation grants to our officers for the prospective year, as well as cash bonus compensation for the prior year. The committee also establishes performance criteria for the year at that time. As part of this annual process, the committee reviews corporate performance relative to established criteria and circumstances and events that arose during the preceding period; the committee also evaluates the individual performance of Mr. Smith (in his absence) and the other NEOs (together with Mr. Smith) and reports on these assessments to our other independent directors in executive session.

Program Review. In addition to its routine activities, from time to time, the committee conducts reviews of our compensation policies and practices as they relate to executive compensation. The basic structure of our compensation program reflects a series of deliberations and adjustments made over the course of many years. The committee seeks to ensure that the compensation we provide to all of our employees, including our NEOs, is competitive with compensation offered by our peers. The committee engages compensation consulting firms from time to time to provide information, analysis and guidance and regularly considers data collected by these consultants, as well as internally generated information, to evaluate the marketplace and best practices. The committee also considers other factors, such as the credentials, length of service, experience and prior performance of each individual. In addition, Mr. Smith provides information regarding compensation of our other NEOs and the data and other factors considered by the committee.

Delegation of Authority. In fulfilling its responsibilities, the committee may delegate any or all of its responsibilities to a member of the committee or to a subcommittee consisting of members of the committee. In 2012, in connection with reviewing our NEO compensation program, the committee delegated to Mr. Ledsinger, its chairman, the authority to engage Pay Governance to provide advice, analysis and input to the committee and, on behalf of the committee, to conduct negotiations with Mr. Smith regarding modifications to his employment agreement. Currently, the committee has made no other delegation.

Role of Our Executive Officers in Compensation Decisions. In 2012, Mr. Smith attended each general meeting of the committee, except where the committee considered his individual compensation arrangements. In particular, Mr. Smith regularly provided the committee with input concerning our compensation policies as they relate to all of our employees, including our other NEOs. In addition, Mr. Smith provided input to the committee based on his annual performance evaluation of each NEO. Mr. Yellen typically attended committee meetings, acting as its secretary, other than when the committee met in executive session without management. In addition, Mr. Yellen provided the committee with legal advice concerning compliance with corporate, securities and tax laws and regulations relevant to the committee’s activities and/or our compensation programs, as well as the committee’s charter. In 2012, the committee did not delegate any of its authority to anyone not on the committee.

Role of Compensation Consultant. As discussed above, the committee engages compensation consulting firms from time to time to provide it with information, analysis and guidance with respect to executive compensation. As previously noted, the committee engaged Pay Governance to assist with 2012 executive compensation deliberations. Pay Governance performed various analyses and made certain recommendations, including how to incorporate TSR into FelCor’s existing performance-based compensation programs, the composition of the peer group to be used for measuring relative performance and the magnitude of RSU awards to be made to FelCor’s NEOs. Pay Governance only provides services to the committee and provides no other services to management or FelCor. The committee has assessed Pay Governance’s independence pursuant to SEC rules and has determined that no conflicts of interest have been raised in connection with the services Pay Governance performed in 2012.

Say-on-Pay. We provide our stockholders with the opportunity to cast an annual advisory vote on executive compensation. At our annual meeting of stockholders held in May 2012, a substantial majority of the votes cast on the say-on-pay proposal were cast in favor of the proposal. The committee considered this vote an affirmation of its approach to executive compensation. The committee carefully considers investor feedback, including direct communications and the outcome of say-on-pay votes, when making compensation decisions for our NEOs. We conduct advisory votes on executive compensation at each annual meeting of our stockholders.

Tax Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code limits the deductibility on our income tax return of compensation over $1 million paid to certain of our NEOs unless, in general, the compensation is paid pursuant to a plan that is performance-related, non-discretionary and has been approved by our stockholders. The committee has preserved the flexibility to compensate our NEOs in a manner designed to promote our corporate goals, including retaining and providing incentives to our NEOs, without requiring all compensation to be tax deductible. In addition, because we are a real estate investment trust that generally does not pay corporate income taxes, our inability to deduct such compensation does not have a significant adverse impact on us.

Compensation and Risk. Our compensation program rewards achievement that corresponds to our strategic plan and superior stockholder returns. Fixed salaries do not encourage risk-taking because they are not variable (based on performance or otherwise). Our performance-based NEO compensation has the following risk-limiting characteristics:

•	Mr. Smith’s bonus and the overall bonus pool are reviewed and approved by the committee, which is composed exclusively of independent directors;

•	annual bonuses are only paid after a review of diverse performance criteria, which limits the risk associated with any single indicator of performance over a relatively short period of time;

•	equity compensation is subject to fixed formulaic maximums;

•
equity compensation for our NEOs is entirely at-risk, both as to whether it is earned and how much is earned, based upon TSR achieved over the long-term, so our executives are only rewarded to the extent our TSR, relative to our peers’ TSR, benefits our stockholders;

•	equity compensation for our NEOs is earned over two-, three- and four-year periods, which further aligns the long-term interests of our executives with the long-term interests of our stockholders;

•	executive bonuses and equity compensation are subject to recoupment, or claw-back, under certain circumstances; and

•	each of Mr. Smith, our other NEOs and certain other senior officers are subject to substantial stock ownership guidelines described below.

In addition, the committee noted that FelCor’s business is straightforward - we invest in long-term real estate assets on behalf of our stockholders, finance and manage those investments and, from time to time, sell non-strategic assets. All investment decisions (e.g., acquisitions, dispositions and redevelopment projects) are thoroughly reviewed with the Board or a designated committee through a transparent process; financing transactions are reviewed on a similar transparent basis. All such transactions are subject to the approval of the Board or a designated committee. To the extent we hedge or otherwise buy or sell derivatives, those transactions relate specifically to our business (such as energy contracts and interest rate hedges) and are reviewed by our management committee (if the dollar amount at issue is below pre-set levels) or by the Board.

In light of the foregoing, the committee concluded that our compensation policies and practices do not create risks that are reasonably likely to a have a material adverse effect on FelCor.

Related Policies

Recoupment. We will recoup incentive compensation previously paid to our NEOs in certain circumstances.  This policy helps ensure that executives act in the best interests of FelCor and its stockholders and requires any NEO to repay or return cash bonuses and/or performance-based equity awards in the event the Company issues a material restatement of its financial statements and where the restatement was caused by the NEO’s intentional misconduct.  The committee will consider the facts and circumstances and exercise business judgment in determining any appropriate amounts to recoup, as well as the timing and form of recoupment.  The policy applies to bonuses and equity grants that are paid or made based upon performance.

Dividends. With respect to RSUs, dividends, when paid, will accrue and be paid only to the extent RSUs have vested. Currently, grantees receive dividends on both vested and unvested restricted stock.

Stock Ownership Guidelines. Our NEOs are subject to stock ownership guidelines to ensure that they each share the same risks with respect to their FelCor stock as do our other stockholders. Such guidelines serve to ensure that our NEOs maintain a long-term strategic view of risk and opportunity. By maintaining a significant portion of their respective net worth in

FelCor stock, our NEOs are disincented from undertaking or permitting others to undertake near-term risks at the expense of long-term stockholder value. Mr. Smith, as our Chief Executive Officer, is expected to hold shares of our common stock worth at least five times his base salary, and our other NEOs are each expected to hold shares worth at least three times their respective base salaries, in each case to be accumulated over a five-year period and maintained thereafter. Shares of restricted stock and shares of common stock issuable with respect to outstanding RSUs are included in determining whether our executive officers’ holdings are consistent with established ownership guidelines.

Hedging and Other Speculative Transactions. Our insider trading policy prohibits insiders, including our directors and NEOs, from entering into speculative transactions involving our securities, including short sales, buying and selling within the same six-month period and various hedging transactions. Under limited circumstances, buying and selling within the same six-month period may be permitted (e.g., for purposes of triggering tax losses), but such transactions are subject to review by Mr. Smith, Mr. Welch or Mr. Yellen to ensure that they do not otherwise violate other prohibitions (e.g., trading while in possession of material non-public information). Similarly, under very limited circumstances, insiders may enter into hedging transactions with regard to their FelCor securities; however, all such transactions are subject to prior approval, may not be inherently speculative, and (like any trading in FelCor securities) may only be executed pursuant to instructions given during limited trading windows. Under no circumstances may any such transactions be entered into by any FelCor insider with regard to FelCor securities that are subject to a risk of forfeiture (e.g., restricted stock and shares of stock that were purchased with restricted cash, to the extent they remain at risk of forfeiture). In 2012, no insider sought or obtained permission to engage in any of the foregoing transactions.

Compensation Committee Report
The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management and, based on such review and discussions, recommended to the Board that the Compensation Discussion and Analysis be included in our Annual Report on Form 10‑K for the fiscal year ended December 31, 2012 and in this proxy statement.
________________
Charles A. Ledsinger, Jr. (Chairman)
Melinda J. Bush
Glenn A. Carlin
Robert F. Cotter

Summary Compensation Table

						Non-Equity Incentive Plan Compensation
								Annual Performance-based Cash Bonus ($)
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)		Restricted Cash Award ($)(a)			All Other Compensation ($)	Total ($)

Richard A. Smith President and Chief Executive Officer	2012	721,000	—	—	(b)	—	(b)	1,001,394	36,780	1,759,174
	2011	700,000	—	—		1,378,933		655,000	36,030	2,769,963
	2010	658,333	—	—		1,750,000		1,316,667	35,537	3,760,537

Troy A. Pentecost Executive Vice President and Chief Operating Officer	2012	417,150	—	—	(b)	—	(b)	340,709	36,780	794,639
	2011	405,000	—	—		490,097		270,663	36,030	1,201,790
	2010	367,013	—	—		632,813		412,889	35,537	1,448,252

Michael A. DeNicola Executive Vice President and Chief Investment Officer	2012	386,250	—	—	(b)	—	(b)	315,471	36,780	738,501
	2011	375,000	—	—		463,852		262,333	36,030	1,137,215
	2010	354,167	25,000	—		585,938		398,438	35,537	1,399,080

Andrew J. Welch Executive Vice President and Chief Financial Officer	2012	386,250	—	—	(b)	—	(b)	315,471	36,780	738,501
	2011	375,000	—	—		463,852		262,333	36,030	1,137,215
	2010	354,167	—	—		585,938		398,438	35,537	1,374,080

Jonathan H. Yellen Executive Vice President and General Counsel and Secretary	2012	386,250	—	—	(b)	—	(b)	315,471	36,780	738,501
	2011	375,000	—	—		463,852		262,333	36,030	1,137,215
	2010	354,167	—	—		585,938		398,438	35,537	1,374,080
___________________

(a)
We had insufficient shares available under our equity compensation plan to make our customary annual performance-based restricted stock awards in respect of 2010 performance, and the Compensation Committee felt that awarding grants in respect of 2012 and 2011 with restricted stock at current prices would be unduly dilutive to our stockholders. In lieu of restricted stock, the Compensation Committee awarded restricted cash with the same three-year vesting and forfeiture provisions. While unvested, restricted cash may only be invested in cash equivalents or FelCor common stock. The committee intended that, for the recipients, the incentive and opportunity would roughly correspond to that of restricted stock. We intend to return to our customary annual performance-based restricted stock award program when appropriate. See “Compensation Discussion and Analysis” above for further detail.

(b)
In mid 2012, the Compensation Committee changed how we award equity compensation to our NEOs from retrospective performance-based grants to grants based on prospective performance.  Consequently, our NEOs did not receive stock awards or restricted cash awards for 2012. See “Compensation Discussion and Analysis” above for a further description of equity compensation.

All Other Compensation from Summary Compensation Table for 2012

Name	Company Contributions to Retirement and 401(k) Plans ($)	Perquisites(a) ($)	Total ($)
Richard A. Smith	25,500	11,280	36,780
Troy A. Pentecost	25,500	11,280	36,780
Michael A. DeNicola	25,500	11,280	36,780
Andrew J. Welch	25,500	11,280	36,780
Jonathan H. Yellen	25,500	11,280	36,780
____________
(a)    Supplemental executive health insurance premium.

Fiscal Year 2012 Grants of Plan-Based Awards

The following table sets forth information concerning possible payouts of incentive plan awards to our NEOs in respect of 2012:

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards
Name	Grant Date(a)	Threshold ($)	Target ($)	Maximum ($)

Richard A. Smith
Annual Performance-based Cash Bonus	2/13/13	360,500	721,000	1,442,000

Troy A. Pentecost
Annual Performance-based Cash Bonus	2/13/13	156,431	312,863	469,294

Michael A. DeNicola
Annual Performance-based Cash Bonus	2/13/13	144,844	289,688	434,531

Andrew J. Welch
Annual Performance-based Cash Bonus	2/13/13	144,844	289,688	434,531

Jonathan H. Yellen
Annual Performance-based Cash Bonus	2/13/13	144,844	289,688	434,531

_____________

(a)	Determined with respect to 2012 performance.

Outstanding Equity Awards at 2012 Fiscal Year-End

The following table sets forth information concerning shares of unvested restricted stock held by our NEOs at December 31, 2012:

	Stock Awards
	Number of Shares or Units of Stock that Have Not Vested (#)(a)	Market Value of Shares or Units of Stock that Have Not Vested ($)(b)

Name
Richard A. Smith	133,333	622,665
Troy A. Pentecost	40,000	186,800
Michael A. DeNicola	40,000	186,800
Andrew J. Welch	40,000	186,800
Jonathan H. Yellen	40,000	186,800

______________

(a)    These shares are eligible to vest in full on December 27, 2013.

(b)	Based on the closing price for FelCor’s common stock the last trading day of 2012 (December 31, 2012) ($4.67 per share).

Outstanding Restricted Cash Awards at 2012 Fiscal Year-End

Unvested Restricted Cash ($) (a)
Name
Richard A. Smith	976,220
Troy A. Pentecost	341,688
Michael A. DeNicola	311,363
Andrew J. Welch	305,177
Jonathan H. Yellen	305,177

_____________

(a)
Restricted cash is subject to forfeiture and investment restrictions that intentionally conform to our customary restricted stock grant program. Restricted cash, as with restricted stock, vests in three equal successive annual increments on December 27 (or the next business day), assuming continued employment. Restricted cash awarded to our NEOs that was outstanding as of December 31, 2012 is scheduled to vest as follows:

Name	2013 ($)	2014 ($)
Richard A. Smith	673,464	302,756
Troy A. Pentecost	237,870	103,818
Michael A. DeNicola	217,742	93,621
Andrew J. Welch	214,649	90,528
Jonathan H. Yellen	214,649	90,528

Stock Vested in 2012

	Stock Awards
Name	Number of Shares Vested (#)	Value upon Vesting ($) (a)

Richard A. Smith	133,333	619,998
Troy A. Pentecost	40,000	186,000
Michael A. DeNicola	40,000	186,000
Andrew J. Welch	40,000	186,000
Jonathan H. Yellen	40,000	186,000

___________

(a)	Based on the closing price for FelCor’s common stock on the vesting date.

Change-in-Control and Severance Payments
In 2007 we entered into change-in-control and severance agreements with each of our executive officers and certain other key employees. Each of these agreements automatically renews at calendar year end for successive one-year terms unless terminated. In the event of a potential change-in-control, each covered employee agrees to remain in our employ until the earlier of one year following the potential change-in-control or six months following an actual change-in-control. Following a change-in-control, a covered employee will be entitled to the immediate vesting of all stock options, awards of restricted stock and other benefits previously awarded or credited to his or her account (which is also required by the terms of our restricted stock grants). In addition, if a covered employee’s employment is terminated by us other than for disability, retirement, or “cause” (or by the employee for good reason), the covered employee also will be entitled to a lump sum severance payment equal, in the case of our NEOs, to 2.99 multiplied by the sum of a covered employee’s then-current base salary, plus the greater of (i) his average cash bonus (annualized for partial years of service) paid over the preceding three years of employment (or a shorter period, if employed less than three years) or (ii) his target cash bonus for the current year. We will “gross-up” the severance payment to cover excise taxes on the benefits, thereby providing such benefits to the employee on a net basis, after payment of excise taxes (this provision is part of the 2007 agreements and predecessor agreements and has not been modified in any respect since 2007). For purposes of these agreements, a change-in-control occurs whenever:

•	any person or group is or becomes the beneficial owner of 35% or more of our outstanding voting securities;

•
a majority of the Board is comprised of persons designated by any person who has entered into an agreement with us to become a 35% or more beneficial owner or to effect a merger or consolidation transaction, or of persons other than those persons constituting the Board on the date of these agreements;

•
our stockholders approve either a merger or consolidation of us with any other corporation or a plan or agreement under which all or substantially all of our assets would be liquidated, distributed, sold or otherwise disposed of; or

•	our Compensation Committee adopts a resolution to the effect that, in the judgment of the committee, a change-in-control has effectively occurred.
Good reason, for purposes of these agreements, means, among other things and subject to certain limitations, any of the following events following a change-in-control:

•
the assignment to the employee of any duties inconsistent with his or her status as our senior executive officer or any substantial reduction in or restriction upon the nature, status or extent of his or her responsibilities or authority as compared to immediately prior to the change-in-control;

•
a reduction in the employee’s annual base salary, as in effect immediately prior to the change-in-control, except for across-the-board salary reductions similarly affecting all of our executives and all executives of any person then in control of FelCor;

•	the relocation of our principal executive offices, or the office where the employee is required to perform his or her duties, to a location more than 25 miles away;

•	our failure to pay the employee any portion of his or her then-current compensation, or any portion or installment of deferred compensation, within five days of the date the payment is due; or

•	our failure to continue any compensation or benefit plan that the employee was participating in immediately prior to the change-in-control.
Our equity grants typically provide that if the Company undergoes a change-in-control, all restrictions on the restricted stock granted by the agreement are deemed to have expired as of the date preceding such event. (The restricted cash (and any shares of our stock purchased with it) accelerates on substantially the same terms.) No other benefits are required to be paid by us upon any other voluntary resignation or termination.

As discussed below, we have entered into an employment agreement with Mr. Smith. His employment agreement provides that, upon termination due to death or disability, or for termination by the Company without cause or upon his resignation for good reason:

•	Mr. Smith (or his estate) will be entitled to receive an amount equal to his base salary payable during the remainder of the term;

•	any outstanding stock options, awards of restricted stock and other benefits previously awarded or credited to his account will immediately vest;

•	Mr. Smith, and his covered dependents, as applicable, will be entitled to continued medical and dental benefits for the remainder of the term and COBRA benefits beyond the term; and

•	Mr. Smith (or his estate) will be entitled to a gross-up payment for federal, state and local taxes resulting from such medical and dental benefits.

If Mr. Smith’s employment is terminated for cause, or if he resigns without good reason, he is not entitled to the foregoing benefits.

Under Mr. Smith’s employment agreement,

•
good reason means: (i) the assignment to Mr. Smith of any duties inconsistent with his status as our senior executive officer or any substantial reduction in or restriction upon the nature, status or extent of his responsibilities; (ii) a reduction by us in Mr. Smith’s base salary, except for across-the-board reductions similarly affecting all of our executives; and (iii) any circumstance constituting a good reason following a change-in-control under our standard form of change-in-control and severance agreement described above; and

•	change-in-control has the same meaning as in our standard change-in-control and severance agreement described above.

To the extent that any transaction would result in Mr. Smith being entitled to exercise rights or receive benefits under both his employment agreement and his change-in-control and severance agreement, he is entitled to elect the rights and benefits he wishes to receive but may not receive the same rights or benefits under both agreements.

Termination or Change-in-Control Payments

The following table shows the payments upon termination or a change-in-control that each of our NEOs would have received had a termination or applicable triggering event occurred on December 31, 2012:

Name	Benefit	Before Change-in-Control Termination w/o Cause or for Good Reason		After Change-in-Control Termination w/o Cause or for Good Reason		Voluntary Termination		Death		Disability		Change-in-Control
Richard A.	Salary and Bonus	1,442,000		5,118,941		—		1,442,000		1,442,000		—
Smith	Vesting of Restricted Stock(a)	622,665		622,665		—		622,665		622,665		622,665
	Vesting of Restricted Cash	976,220		976,220		—		976,220		976,220		976,220
	Benefit Plans	88,657	(b)	73,553	(c)	—		88,657	(b)	88,657	(b)	—
	Total Value	3,129,542		6,791,379				3,129,542		3,129,542		1,598,885

Troy A.	Salary and Bonus	—		2,268,125		—		—		—		—
Pentecost	Vesting of Restricted Stock(a)	—		186,800		—		186,800		186,800		186,800
	Vesting of Restricted Cash	—		341,688		—	337,609	341,688		341,688		341,688
	Benefit Plans	—		73,307	(c)	—		—		—		—
	Total Value	—		2,869,920				528,488		528,488		528,488

Michael A.	Salary and Bonus	—		2,152,792		—		—		—		—
DeNicola	Vesting of Restricted Stock(a)	—		186,800		—		186,800		186,800		186,800
	Vesting of Restricted Cash	—		311,363		—		311,363		311,363		311,363
	Benefit Plans	—		73,229	(c)	—		—		—		—
	Total Value	—		2,724,184		—		498,163		498,163		498,163

Andrew J.	Salary and Bonus	—		2,128,144		—		—		—		—
Welch	Vesting of Restricted Stock(a)	—		186,800		—		186,800		186,800		186,800
	Vesting of Restricted Cash	—		305,177		—		305,177		305,177		305,177
	Benefit Plans	—		73,229	(c)	—		—		—		—
	Total Value	—		2,693,350		—		491,977		491,977		491,977

Jonathan H.	Salary and Bonus	—		2,128,144		—		—		—		—
Yellen	Vesting of Restricted Stock(a)	—		186,800		—		186,800		186,800		186,800
	Vesting of Restricted Cash	—		305,177		—		305,177		305,177		305,177
	Benefit Plans	—		73,229	(c)	—		—		—		—
	Total Value	—		2,693,350		—		491,977		491,977		491,977
____________

(a)	The value shown is based on the closing price for FelCor’s common stock on December 31, 2012 ($4.67 per share).

(b)
Amount shown reflects cost of health, dental and supplemental health insurance coverage for the individual and his family, through the expiration of his employment contract, plus continued coverage under COBRA.

(c)
Benefit plans include, for a period of 24 months following termination, health and dental insurance coverage for the individual and his family; group term life insurance equal to annual base salary; disability insurance; and supplemental health insurance coverage.

DIRECTOR COMPENSATION

The Compensation Committee routinely reviews independent director compensation. In 2008, the committee engaged Towers Watson (formerly, Towers Perrin) to provide advice concerning the structure and competitiveness of FelCor’s program relative to independent director compensation programs at other similarly-sized companies, including lodging REITs, with publicly-traded stock. Towers Watson recommended certain changes to ensure the program’s future competitiveness and that the program appropriately compensates independent directors for their service and further aligns their interests with those of our stockholders. In October 2009, the Board approved these recommendations, effective for 2010 and subsequent years. Pursuant to the revised program, each independent director was awarded an annual equity grant (valued at $55,000 for 2012 on the grant date) at the start of each year of service, and paid a $55,000 annual service fee (paid currently each quarter) plus the following leadership fees:

Position	2012 Leadership Fee ($)
Chair, Audit Committee	15,000
Member, Audit Committee	5,000
Chair, Compensation Committee	10,000
Chair, Corporate Governance and Nominating Committee	7,500
Lead Independent Director	10,000	(a)
________________

(a)
At the advice of Pay Governance in October 2010, the Board approved a $10,000 leadership fee for the newly-established role of Lead Independent Director. The combination of this fee with any committee chairmanship fee is capped at $15,000.

Beginning this year, the value of the annual equity grant was increased to $62,500 as was the annual service fee. With respect to director compensation payable in common stock, all such shares are issued under our equity compensation plan and are fully vested at the date of grant. The Board has currently authorized FelCor to pay its independent directors the cash value of their annual stock grants in order to avoid undue dilution to our common stockholders given the relatively low trading price of our common stock.

The following table sets forth the compensation provided to each independent director for his or her services during all or part of 2012.

2012 DIRECTOR COMPENSATION(a)

Name	2012 Fees ($)
Melinda J. Bush	110,000
Glenn A. Carlin	125,000
Robert F. Cotter	110,000
Christopher J. Hartung	110,000
Thomas C. Hendrick	115,000
Charles A. Ledsinger, Jr.	120,000
Robert H. Lutz, Jr.	125,000
Robert A Mathewson	115,000
Mark D. Rozells	115,000
C. Brian Strickland	110,000
________________________

(a)	Messrs. Smith and Corcoran were compensated as FelCor employees and did not receive any additional or separate compensation for serving as directors in 2012.

Independent directors do not receive meeting fees, but are reimbursed for out-of-pocket expenses incurred in connection with service on our Board.

RELATED PARTY TRANSACTIONS

Employment Arrangement with Thomas J. Corcoran, Jr.

We entered into an employment agreement with Mr. Corcoran as of February 7, 2006, in connection with his appointment as the Chairman of the Board. The employment agreement is for a five-year term, with automatic renewals for terms of one year each, subject to termination upon prior notice by either party. (No such notice was given within the time frame allowed prior to the end of the initial five-year term and, consequently, the term was automatically extended for another year.) Under the agreement, Mr. Corcoran receives an annual base salary and also participates in our cash and restricted stock incentive programs, as established by our Compensation Committee from year to year. Mr. Corcoran’s current employment agreement incorporates the terms of his change-in-control and severance agreement, which continues in full force. For 2012, Mr. Corcoran’s total compensation was: $1,321,962, including: base salary ($424,024); restricted cash ($506,455); cash bonus ($346,324); matching 401(k) contribution ($25,500); and certain perquisites (supplemental health benefits ($11,280) and club dues ($8,379)).

Employment Agreement with Richard A. Smith

In 2007, we entered into an employment agreement with Mr. Smith, which we subsequently amended in 2012. The current terms of Mr. Smith’s employment agreement include: (i) an initial term that ended on January 1, 2012, which renews automatically unless a notice of non-renewal is delivered at least six months prior to the end of the then-current term; (ii) a minimum base salary of $721,000; (iii) eligibility for annual performance-based bonuses targeted at 125% of his base salary; and (iv) eligibility for annual grants in accordance with the equity compensation program authorized by the Compensation Committee. See “Compensation Discussion and Analysis” above for more details. Mr. Smith’s employment agreement also incorporates the terms of his change-in-control and severance agreement, which continues in force.

No other NEO has an employment agreement.

Our Policy Regarding Related-Party Transactions

As they arise, we review all relationships and transactions in which we and our directors or executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. Although we do not have a formal policy specifically addressing all related-party transactions, our Code of Business Conduct and Ethics does cover conflicts of interest generally and applies to all of our officers, directors and employees, but not directly to 10% or greater stockholders. Under this Code, conflicts of interest are prohibited as a matter of policy. If any officer, director or employee becomes aware of any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest, that person is required to report the transaction or relationship in writing to our president or general counsel. The Code also provides guidelines on what may constitute conflicts of interest and sets forth standards to be followed in common situations where potential conflicts of interest may arise.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires officers and directors, and persons who beneficially own more than 10% of our stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on a review of the copies furnished to us and representations from the officers and directors, we believe that all Section 16(a) filing requirements for the year ended December 31, 2012, applicable to our officers, directors and greater than 10% beneficial owners were satisfied, except that each of our NEOs filed one Form 4 one day late (on January 4, 2013 rather than January 3, 2013) due to an administrative error.

Based on written representations from the officers and directors, we believe that all Forms 5 for directors, officers and greater than 10% beneficial owners that have been filed with the SEC are the only Forms 5 required to be filed for the period ended December 31, 2012.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee currently consists of five directors and operates under a written charter adopted by our Board. All of the members of the Audit Committee are independent as defined by the applicable NYSE listing standards and SEC regulations. Management is responsible for our internal controls and the financial reporting process. PwC, our independent registered public accounting firm, is responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards. The Audit Committee’s responsibility is to monitor and oversee the financial reporting process.

In this context, the Audit Committee reviewed and discussed with management and PwC the audited consolidated financial statements for the year ended December 31, 2012, management’s assessment of the effectiveness of the Company’s internal control over financial reporting and PwC’s evaluation of the effectiveness of the Company’s internal control over financial reporting. The Audit Committee has discussed with PwC the matters that are required to be discussed by Statement on Auditing Standards Nos. 61, 89 and 90 (Codification of Statements on Auditing Standards, AU §380).

The Audit Committee received from PwC the written disclosures and the letter required by PCAOB Rule 3526 (Communication with Audit Committees Concerning Independence), and has discussed with PwC the issue of its independence from the Company. The Audit Committee also concluded that PwC’s provision of services to the Company and its affiliates is compatible with PwC’s independence.

Based on the Audit Committee’s review of the audited consolidated financial statements and its discussions with management and PwC noted above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

This report has been furnished by the current members of the Audit Committee.

Glenn A. Carlin, Chairman
Christopher J. Hartung
Thomas C. Hendrick
Robert A. Mathewson
Mark D. Rozells

ADDITIONAL INFORMATION

Other Business
Our Board does not intend to bring, and knows of no one intending to bring, any matter before the annual meeting other than election of the director nominees and ratification of PwC as our independent registered public accounting firm described herein. If any other matter is properly brought before the meeting, the persons named as proxies will vote them in accordance with their best judgment.
Outstanding Shares
As of April 2, 2013, 124,121,786 shares of our common stock were outstanding. Each outstanding share of common stock is entitled to one vote on each matter presented.
Annual Report
Our 2012 Annual Report to Stockholders and accompanying Financial Supplement are enclosed with this proxy statement. Our Annual Report to Stockholders, the accompanying Financial Supplement, this proxy statement and our Annual Report on Form 10-K may also be viewed on our website at www.felcor.com.
We will also send you a copy of our Annual Report on Form 10-K for 2012, without charge, if requested in writing sent to FelCor’s Secretary at the address listed under “Questions” below.
Revocability of Proxy
You may revoke your proxy before it is voted by submitting a new proxy with a later date, voting in person at the meeting or notifying our corporate Secretary in writing at the address listed under “Questions” below.
How We Solicit Proxies
In addition to this mailing, our employees may solicit proxies personally, electronically or by telephone. We pay the costs of soliciting the proxies. We also reimburse brokers and other nominees for their expenses in sending these materials to you and obtaining your voting instructions.
Voting Procedures
In order to carry on the business of the meeting, we must have a quorum. This means that at least a majority of the outstanding shares eligible to vote must be represented at the meeting, either by proxy or in person. Shares owned by us are not voted and do not count for this purpose. Both abstentions and broker non-votes are counted as present for determining the presence of a quorum.

If you hold your shares in street name and do not provide voting instructions to your broker, the shares may be counted as present at the meeting for the purpose of determining a quorum and may be voted on Proposal 3 at the discretion of your broker. Such shares will not be voted at the discretion of your broker on Proposals 1and 2 and will have no effect on the outcome of those proposals.
Householding
“Householding” occurs when a single copy of our Annual Report, proxy statement or notice of proxy materials is sent to any household at which two or more stockholders reside if they appear to be members of the same family. Although we do not “household” for registered stockholders, a number of brokerage firms have instituted householding for shares held in street name. This procedure reduces our printing and mailing costs and fees. Stockholders who participate in householding will continue to receive separate proxy cards, and householding will not affect the mailing of account statements or special notices in any way. If you wish to receive separate copies of our Annual Report, proxy statement or notice of proxy materials in the future, please contact the bank, broker or other nominee through which you hold your shares.
Stockholder Proposals for Next Year
For stockholder proposals to be brought before the 2014 annual meeting of our stockholders, our bylaws provide that the proposing stockholder must give written notice to our Secretary, which must be delivered not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of the stockholders. Any stockholder proposal received before January 21, 2014 or after February 20, 2014 will be considered untimely and may be voted upon by the named proxies in accordance with their best judgment. A stockholder who wishes to have a proposal included in our proxy statement for the 2014 annual meeting of our stockholders must deliver that proposal in writing to FelCor not later than December 18, 2013. All proposals should be submitted to the attention of our Secretary at our principal executive offices at the address listed under “Questions” below. All proposals must be in writing and otherwise in compliance with applicable SEC requirements and our bylaws.
Questions
If you have questions or need more information about the annual meeting, you may write to:

FelCor Lodging Trust Incorporated 545 E. John Carpenter Frwy., Suite 1300 Irving, Texas 75062-3933 Attention: Secretary

You may also call us at (972) 444-4900 or send us an email at information@felcor.com. We also invite you to visit our website at www.felcor.com.

FelCor Lodging Trust Incorporated
545 E. John Carpenter Frwy., Suite 1300
Irving, Texas 75062-3933

Annual Stockholders' Meeting of FelCor Lodging Trust Incorporated

Date: May 21, 2013
Time: 10:00 a.m. CT
Place: 545 E. John Carpenter Freeway, Suite 1300, Irving, Texas

See Voting Instruction On Reverse Side.

Please make your marks like this: ☒ Use pen only

The Board of Directors of the Company recommends a vote FOR all nominees for director and FOR proposals 2 and 3.

	For	Against	Abstain	Directors Recommend
1. Election of Class I Directors Nominees:				
01 Christopher J. Hartung	☐	☐	☐	For
02 Charles A. Ledsinger, Jr.	☐	☐	☐	For
03 Robert H. Lutz, Jr.	☐	☐	☐	For
2. Advisory vote on the approval of the 2012 executive compensation of FelCor's named executive officers.	☐	☐	☐	For
3. Ratification of the appointment of PricewaterhouseCoopers LLP as FelCor's Independent Registered Public Accounting Firm for 2013.	☐	☐	☐	For

Note: In their discretion, the proxies (and if the undersigned is a proxy, any substitute proxies) are authorized to vote upon any other matter that is properly brought before the meeting.

Authorized Signatures - This section must be completed for your instructions to be executed.

Please Sign Here ____________ Please Date Above ____________

Please Sign Here ____________ Please Date Above ____________

← Please separate carefully at the perforation and return just this portion in the envelope provided. ←

Annual Meeting of Stockholders of FelCor Lodging Trust Incorporated to be held May 21, 2013 (for holders as of March 25, 2013)

This proxy is being solicited on behalf of the Board of Directors.

INTERNET

Go To
www.proxypush.com/fch
- Cast your vote online.
- View Meeting Documents.

OR

TELEPHONE

Call **1-866-390-6298**
- Use any touch-tone telephone.
- Have your Proxy Card ready.
- Follow the simple recorded instructions.

OR

MAIL

- Mark, sign and date your Proxy Card.
- Detach your Proxy Card.
- Return your Proxy Card in the postage-paid envelope provided.

PROXY TABULATOR FOR
FELCOR LODGING
TRUST INCORPORATED
P.O. BOX 8016
CARY, NC 27512-9903

EVENT #

CLIENT #

Copyright © 2013 Mediant Communications LLC. All Rights Reserved

FELCOR LODGING TRUST INCORPORATED

The undersigned hereby appoint(s) Richard A. Smith and Jonathan H. Yellen or either of them, with full power of substitution in each, proxies (and if the undersigned is a proxy, substitute proxies) to vote all common stock of the undersigned in FelCor Lodging Trust Incorporated at the Annual Meeting of Stockholders to be held at the offices of the corporation, 545 E. John Carpenter Freeway, Suite 1300, Irving, Texas, at 10:00 a.m., Central Time, on May 21, 2013 and any adjournment or postponement(s) thereof, as specified on the reverse side.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. **If no direction is made, this Proxy will be voted in accordance with the recommendations made by our Board of Directors as indicated in our proxy statement.**

Continued and to be signed on reverse side